UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Motricity, Inc.

(Name of Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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601 West 26th Street, Suite 415

New York, NY 10001

212-792-9671

March 29, 2013

Dear Motricity Common Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Motricity, Inc. (“Motricity” or the “Company”), to be held on Monday, April 15, 2013, beginning at 2:00 p.m. Eastern Daylight Time, at the offices of Brown Rudnick LLP, Seven Times Square, New York, NY, 10036.

Information about the meeting and the various matters on which the stockholders will vote is included in the Notice of Meeting and Proxy Statement which follow. Also included is a proxy card and postage-paid return envelope. Please sign, date and mail the enclosed proxy card in the return envelope provided, as promptly as possible, whether or not you plan to attend the meeting.

Regards,

Richard Sadowsky
Chief Administrative Officer

601 West 26th Street, Suite 415

New York, NY 10001

212-792-9671

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On APRIL 15, 2013

Notice is hereby given that the 2013 Annual Meeting of Stockholders of Motricity, Inc., a Delaware corporation (“Motricity” or the “Company”), will be held on April 15, 2013 beginning at 2:00 p.m. Eastern Daylight Time, at the offices of Brown Rudnick LLP, Seven Times Square, New York, NY, 10036, for the following purposes:

(1)	To consider and act upon the election of five (5) directors to serve until the 2014 Annual Meeting of stockholders, or until their respective successors are duly elected and qualified or until their earlier death, resignation or removal;

(2)	To ratify the selection of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

(3)	To consider and act upon an advisory vote to approve the compensation of the Company’s named executive officers as disclosed in this proxy statement under “Executive Compensation;” and

(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only holders of record of common stock at the close of business on March 4, 2013, will be entitled to notice of, or to vote at, the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 15, 2013: The Company’s Annual Report for the fiscal year ended December 31, 2012 have been mailed on or before the date hereof and are available at www.motricity.com.

In accordance with Delaware law, a list of the holders of common stock entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, for at least ten days prior to the Annual Meeting, at the offices of the Company, located at 601 West 26th Street, Suite 415, New York, NY 10001.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE (I) BY TELEPHONE, (II) VIA THE INTERNET OR (III) BY COMPLETING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

Sincerely,

James L. Nelson Chairman of the board of directors

New York, NY

March 29, 2013

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY; COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE; AND RETURN IT IN THE ENCLOSED ENVELOPE.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Attending the Annual Meeting

The Annual Meeting will be held on April 15, 2013, at 2:00 p.m. Eastern Daylight Time, at the offices of Brown Rudnick LLP, Seven Times Square, New York, NY, 10036, to consider the matters set forth in the Notice of Annual Meeting of Stockholders. This proxy statement and the form of proxy enclosed are being mailed to stockholders commencing on or about April 1, 2013.

Stockholders Entitled to Vote

Only stockholders of record of the common stock, par value $0.001 per share (the “Common Stock”), of the Company at the close of business on March 4, 2013 will be entitled to vote at the Annual Meeting. As of that date, a total of 46,733,246 shares of common stock were outstanding, each share being entitled to one vote. There is no cumulative voting.

Street Name Holders and Record Holders

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own shares in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials, including a voting instruction card, from your broker, you should vote your shares by following the procedures specified on the voting instruction card. Shortly before the Annual Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. However, if you do not timely provide directions to your broker, the broker may vote on matters for which it has discretionary voting authority. Brokers will have discretionary voting authority to vote only on Proposal 2. If a broker cannot vote on a matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter.

In order to vote your street name shares in person by attending the annual meeting, as opposed to directing your broker or nominee to vote your shares, you should contact your broker to obtain a broker’s proxy card authorizing you to vote your street name shares and bring it to the Annual Meeting.

If you are the registered holder of shares, you are the record holder of those shares, and you should vote your shares as described below under “How Record Holders Vote.”

How Record Holders Vote

You can vote at the Annual Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always attend the Annual Meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	By telephone—You can vote by touch tone telephone by calling toll-free 1-800-PROXIES (1-800-776-9437) and following the instructions on our enclosed proxy card;

•	By Internet—You can vote by Internet by going to the website “www.voteproxy.com” and following the instructions on our enclosed proxy card; or

•

By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, at or before the taking of the vote at the Annual Meeting.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may (i) vote “FOR” the election of all of our director nominees, (ii) withhold authority to vote “FOR” all of our director nominees, or (iii) vote “FOR” the election of one or more of our director nominees and withhold authority to vote “FOR” the other nominee(s), by so indicating on the proxy card. You may vote “FOR”, vote “AGAINST” or “ABSTAIN” from voting on (a) the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 and (b) the advisory vote to approve the compensation of our named executive officers as described in this proxy statement under “Executive Compensation.”

If you vote by proxy without indicating your instructions, your shares of Common Stock will be voted FOR each of the below proposals:

•	The election of our five (5) director nominees;

•	The ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

•	The advisory approval of the compensation of our named executive officers as described in this proxy statement under “Executive Compensation.”

Revocation of Proxies

A stockholder may revoke a proxy at any time prior to its exercise (i) by giving to the Company’s Secretary a written notice of revocation of the proxy’s authority, (ii) by submitting a duly elected proxy bearing a later date or (iii) by attending the Annual Meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy.

Quorum and Votes Necessary for Action to be Taken

Quorum and Adjournment. The presence, at the commencement of the Annual Meeting, in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. If, however, a quorum is not present or represented at the Annual Meeting, either the person presiding at the Annual Meeting or a majority of the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting, without notice other than announcement at the Annual Meeting, until a quorum shall be present or represented.

Vote Required for Election of Directors (Proposal 1). Election of directors will be determined by a plurality of the votes cast by holders of shares of Common Stock entitled to vote at the Annual Meeting.

Vote Required for other proposals. On all other matters being submitted to stockholders, the affirmative vote of a majority of the holders of shares of Common Stock present, in person or represented by proxy, and voting on each such matter at the Annual Meeting is required for approval.

Abstentions and Broker non-votes. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the Annual Meeting except for the proposal to ratify the appointment of Grant Thornton as our independent registered public accounting firm (Proposal 2). As a result, abstentions and broker “non-votes” will not have any effect on the proposals to elect directors or to approve executive compensation.

Other Matters

As of the date of this proxy statement, our board of directors does not know of any business that will be presented for consideration at the Annual Meeting other than the matters described in this proxy statement. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

Expenses of Proxy Solicitation

Motricity will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. The principal solicitation method will be by mail. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. Motricity may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by directors, officers or employees of Motricity without compensation. In addition, Motricity has retained D.F. King to aid in the solicitation of proxies and to verify records relating to the solicitation. D.F. King will receive a fee of $6,500 as well as reimbursement for certain expenses, all of which will be paid for by Motricity.

PROPOSAL 1—ELECTION OF DIRECTORS

The board of directors of the Company is currently composed of five members. There is no limit to the number of terms a director may serve and the term of office of each person elected as a director will continue until the next Annual Meeting of stockholders or until a successor has been duly elected and qualified. The board of directors has approved the nomination of Messrs. Firestone, Gary, Icahn, Nelson and Lewis for election and the five nominees have indicated a willingness to serve. A plurality of the shares of Common Stock present and voting at the Annual Meeting is necessary to elect the nominees for director.

The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Messrs. Firestone, Gary, Icahn, Nelson and Lewis unless otherwise directed. In the event that any of the nominees become unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion as recommended by the board of directors.

The following table sets forth the name, age and position of each director nominee who, if elected, will serve on the board of directors until the next annual meeting of stockholders:

Name	Age	Position	Director Since
James L. Nelson (1)(2)(3)	62	Chairman of the Board	2011
Jay A. Firestone (2)(4)	55	Director	2011
Hunter C. Gary (1)(3)(4)	38	Director	2007
Brett M. Icahn (2)(3)(4)	33	Director	2010
Kevin Lewis (1)	41	Director	2013

(1)	Member of our Compensation Committee
(2)	Member of the Strategic Alternatives Committee
(3)	Member of our Governance and Nominating Committee
(4)	Member of our Audit Committee

The biographies of our nominees for director are as follows:

James L. Nelson has served as one of our directors since June 2011 and as chairman of the board since January 2012. Since April 2010, Mr. Nelson has served as a director of Take-Two Interactive Software, Inc., a publisher, developer, and distributor of video games and video game peripherals. Since March 2010, Mr. Nelson has served as a director of Tropicana Entertainment Inc. From May 2005 until November 2007, Mr. Nelson served as a director of Atlantic Coast Entertainment Holdings, Inc. Since December 2003, Mr. Nelson has served as a director of American Entertainment Properties Corp. From April 2003 through April 2010, Mr. Nelson served as a director of Viskase Companies, Inc., a producer of nonedible cellulose casings and nettings. Since June 2001, Mr. Nelson has also served as a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. With respect to each company mentioned above, Mr. Carl C. Icahn, directly or indirectly, either (i) controls such company or (ii) has an interest in such company through the ownership of securities. From 1986 until 2009, Mr. Nelson was Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company. From March 1998 through 2003, Mr. Nelson was Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing Business Jets for private and corporate clients. From August 1995 until July 1999, Mr. Nelson was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc., a financial services company in the mutual fund sector. From August 1995 until March 2001, he was on the board of Orbitex Financial Services Group, a provider of financial services. From January 2008 through June 2008, Mr. Nelson served as a director of Shuffle Master, Inc., a gaming manufacturing company. From March 2008 until March 2010, Mr. Nelson was a director of Pacific Energy Resources Ltd., an energy producer. Mr. Nelson served as a director of the board of directors of Cequel Communications, an owner and operator of a large cable television system, from April 2008 until it was acquired in November 2012. Because of Mr. Nelson’s experience as the chief executive officer of multiple companies, as well as his previous service as director of several other publicly reporting companies, he is able to provide the board of directors with the perspective of an experienced executive officer and is able to give insight related to the management and operations of a publicly traded company.

Jay A. Firestone has served as one of our directors since July 2011. Since 2006, Mr. Firestone has served as Chairman and Chief Executive Officer at Prodigy Pictures Inc., a leader in the production of quality film, television and cross-platform media. Previously, Mr. Firestone established Fireworks Entertainment in 1996 to produce, distribute and finance television programs and feature films. In 1998, Fireworks Entertainment was acquired by CanWest Global Communications Corporation and Mr. Firestone was named Chairman and Chief Executive Officer and oversaw the company’s Los Angeles and London based television operations as well as its Los Angeles feature film division, Fireworks Pictures. In addition, Mr. Firestone oversaw the company’s interest in New York based IDP Distribution, an independent distribution and marketing company formed by Fireworks in 2000 as a joint venture with Samuel Goldwyn Films and Stratosphere Entertainment. Mr. Firestone has served on the board of directors for the Academy of Canadian Cinema and Television and the Academy of Television Arts and Sciences International Council in Los Angeles. Mr. Firestone has led two successful initial public offerings and in 1998, was nominated for entrepreneur of the year. Mr. Firestone has extensive experience in dealing with financial reporting, which, in addition to his service on another board, enables him to advise our board on a range of matters including financial matters.

Hunter C. Gary has served as one of our directors since 2007. Mr. Gary has served as Senior Vice President of Icahn Enterprises L.P. (a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion) since November 2010. Prior to that time, Mr. Gary has been employed by Icahn Associates Corporation, an affiliate of Icahn Enterprises L.P., in various roles since June 2003, most recently as the Chief Operating Officer of Icahn Sourcing LLC. From 1997 to 2002, Mr. Gary worked at Kaufhof Warenhaus AG, a subsidiary of the Metro Group AG, most recently as a Managing Director. Mr. Gary has been a director of: Federal-Mogul Corporation, a supplier of automotive powertrain and safety components, since October 2012; Viskase Companies Inc., a meat casing company, since August 2012; PSC Metals Inc., a metal recycling company, since May 2012; XO Holdings, a competitive provider of telecom services, since September 2011; Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, since March 2010; Tropicana Entertainment Cayman Holdings Co. Ltd. since January 2011; American Railcar Industries, Inc., a railcar manufacturing company, since January 2008; and WestPoint Home LLC, a home textiles manufacturer, since June 2007. Federal-Mogul, Viskase Companies, PSC Metals, XO Holdings, Tropicana Entertainment, American Railcar Industries and WestPoint Home each are indirectly controlled by Carl C. Icahn. Mr. Icahn also has a non–controlling interest in Motricity through the ownership of securities. Mr. Gary is married to Mr. Carl Icahn’s wife’s daughter. Mr. Gary received his B.S. with senior honors from Georgetown University as well as a certificate of executive development from Columbia Graduate School of Business. Mr. Gary has extensive experience in dealing with operations matters for a variety of companies which, in addition to his service on other boards, enables him to advise our board on a range of matters including operations and oversight.

Brett M. Icahn has served as one of our directors since January 2010. Brett Icahn is currently responsible for co-executing a small/mid-cap investment strategy across all industries as a Portfolio Manager of the Sargon Portfolio for Icahn Capital LP, the entity through which Carl C. Icahn manages investment funds. Prior to April 2010, Mr. Icahn served as an investment analyst for Icahn Capital LP and in a variety of investment advisory roles for Carl Icahn since 2002. Mr. Icahn has been a director of: The Hain Celestial Group, Inc., a natural and organic products company, since July 2010; Take-Two Interactive Software Inc., a publisher of interactive entertainment products, since April 2010; Cadus Corporation, a company engaged in the ownership and licensing of yeast-based drug discovery technologies, since January 2010; and American Railcar Industries, Inc., a railcar manufacturing company, since January 2007. Mr. Icahn was previously a director of HowStuffWorks.com, an internet website, from November 2006 until its acquisition by Discovery Communication in December 2007. American Railcar Industries is indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had a non–controlling interest in Hain Celestial, Take-Two Interactive Software, Cadus, Motricity and HowStuffWorks.com through the ownership of securities. Brett Icahn is Carl Icahn’s son. Mr. Icahn received a B.A. from Princeton University. Mr. Brett M. Icahn has experience with technology companies, both as a board member and as a founder. In addition, his experience as a portfolio manager and an investment analyst provides him with strong skills in dealing with financial matters.

Kevin Lewis joined our board of directors in January 2013. Mr. Lewis has served as the Chief Marketing Officer of Blockbuster LLC, a video rental retail chain which is a current subsidiary of Dish Network Corp., since 2011. From 2009 until 2011, Mr. Lewis was employed by Blockbuster Inc. as the Senior Vice President of Digital Entertainment. Blockbuster Inc. voluntarily filed for Chapter 11 bankruptcy protection in September 2010 and subsequently emerged from bankruptcy in March 2011 via a sale of the company to Dish Network Corp. Mr. Lewis was employed by subsidiaries of Koninklijke Philips Electronics, an industrial conglomerate which engages in the healthcare, consumer lifestyle and lighting product business worldwide, as the Chief of Strategy and New Business for Philips Consumer Lifestyle from 2007 until 2009 and the Chief of Strategy and Vice-President, Business Development for Philips Consumer Electronics from 2004 until 2007. From 1993 until 2004, Mr. Lewis was a Manager at Boston Consulting Group, a management consulting company. Mr. Lewis received his B.A. in international relations from Stanford University and an MBA, with distinction, from INSEAD. Mr. Lewis’s management and corporate development experience and his experience with the development, implementation and sale of products relying on emerging digital technology will enable him to provide insight and advice as we develop our plans to grow the Company’s business.

A plurality of the shares of Common Stock present and voting at the Annual Meeting is required to elect the nominees for directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF MESSRS. FIRESTONE, GARY, ICAHN, NELSON AND LEWIS.

PROPOSAL 2—RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of our board of directors has selected Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and has further directed that management submit the selection of the independent auditor for ratification by the stockholders at the Annual Meeting. A proposal to ratify the appointment of Grant Thornton will be presented at the Annual Meeting.

Our Audit Committee Charter requires stockholder ratification of the selection of Grant Thornton as our independent auditor for the fiscal year ending December 31, 2013. If the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of that firm.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Grant Thornton.

Change in Certifying Accountant

Previous Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) was the Company’s independent auditor during the fiscal year ended December 31, 2010. On September 20, 2011, PricewaterhouseCoopers informed the Board of Directors of the Company of its resignation effective as of that date.

PricewaterhouseCoopers’s reports on the Company’s financial statements for the fiscal years ended December 31, 2009 and December 31, 2010 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2009 and December 31, 2010 and through September 20, 2011, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference to the subject matter of such disagreements in connection with its reports on the financial statements for such years.

During the fiscal years ended December 31, 2009 and December 31, 2010 and through September 20, 2011, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided PricewaterhouseCoopers with a copy of the above disclosure and requested that PricewaterhouseCoopers furnish the Company with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not PricewaterhouseCoopers agrees with the statements contained above. PricewaterhouseCoopers has furnished the Company with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements, a copy of which was filed as Exhibit 16.1 to the Company’s current report on Form 8-K on September 22, 2011.

New Independent Registered Public Accounting Firm

On September 21, 2011, the Audit Committee approved the appointment of Grant Thornton as the Company’s independent registered public accounting firm subject to clearance of Grant Thornton’s “Client Acceptance” process. The Company’s decision was influenced by Grant Thornton’s quality and experience as an independent registered public accounting firm, the ability of Grant Thornton to timely meet the Company’s audit needs, and the desire to reduce the Company’s audit fees.

During the fiscal years ended December 31, 2009 and December 31, 2010 and December 31, 2011, neither the Company nor anyone acting on behalf of the Company, consulted Grant Thornton with respect to (i) either the application of accounting principles to a specified transaction, completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Grant Thornton reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Audit Fees

During the years ended December 31, 2012 and 2011, we incurred fees and related expenses for professional services rendered by Grant Thornton LLP and PricewaterhouseCoopers LLP relating to the audit and review of the financial statements of the respective years totaling approximately $0.5 million and $1.0 million, respectively. “Audit Fees” included fees for professional services and expenses relating to the reviews of our quarterly financial statements and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, including the recasting of our financial statements in 2012 to present portions of our business as discontinued operations. September 30, 2011, March 31, 2012, June 30, 2012, September 30, 2012 and the audit of our annual financial statements and our Annual Reports on Form 10-K for the fiscal years 2012 and 2011. “Audit Fees” for years ended December 31, 2012 and 2011 also include fees relating to the procedures relating to our Forms S-1, S-3 and S-8 filings.

Audit-Related Fees

None.

Tax Fees

None.

All Other Fees

None.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor. All audit-related and tax services for fiscal years 2012 and 2011 by PricewaterhouseCoopers and Grant Thornton were pre-approved by the Audit Committee of the Company.

The Audit Committee has determined that the rendering of the services, other than the audit services, by Grant Thornton, is compatible with maintaining the principal accountant’s independence.

Representatives of Grant Thornton will be in attendance at the Annual Meeting in person and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Grant Thornton as our independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3—ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNDER “EXECUTIVE COMPENSATION”

As required by Section 14A of the Exchange Act of 1934, the Company is providing its stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis (beginning on page 13), the compensation tables (beginning on page 29), and any related information contained in this proxy statement under “Executive Compensation.”

The board of directors believes that the Company’s compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of stockholders. You are urged to read the “Executive Compensation” section of this proxy statement for additional details on the Company’s executive compensation, including the Company’s philosophy and objectives and the 2012 compensation of the named executive officers.

At our 2011 annual meeting of stockholders held on October 28, 2011, stockholders cast an advisory vote on the compensation of our named executive officers. More than 95% of the votes cast on the so-called “say-on-pay” proposal were in favor of our named executive officer compensation. The board of directors and its compensation committee reviewed the final vote results, and we did not make any changes to our executive compensation program as a result of the vote. Further, at our 2011 annual meeting, the stockholders cast an advisory vote on whether future say-on-pay votes should occur every one, two or three years. In the proxy statement provided to stockholders in connection with the 2011 annual meeting, our board of directors recommended that the stockholders vote in favor of an annual vote on this proposal and our stockholders approved, on an advisory basis, the holding of an advisory vote on executive compensation on an annual basis. Accordingly, we have determined that our stockholders should vote on a “say-on-pay proposal” each year.

The Company believes that the information regarding named executive officer compensation as disclosed within the “Executive Compensation” section of this proxy statement demonstrates that the Company’s executive compensation program was designed appropriately and structured to ensure a strong alignment with the long-term interests of the Company’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers, as described in this proxy statement. Accordingly, the Company will ask the Company’s stockholders to vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed under “Executive Compensation” pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED.”

This vote is advisory and, therefore, it will not be binding on the Company, the Compensation Committee or the Company’s board of directors, nor will it overrule any prior decision or require the board of directors or the Compensation Committee to take any action. However, the Compensation Committee and the Company’s board of directors value the opinions of the Company’s stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation Committee and the Company’s board of directors will consider stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve, on an advisory basis, the compensation of our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Director Independence

The board of directors has determined that each director is an independent director, as such term is defined in the corporate governance rules of the NASDAQ Stock Market, constituting a majority of independent directors on our board of directors as required by the NASDAQ Stock Market rules. In considering independence, the board of directors considered, in addition to relationships disclosed under “Certain Relationships, Related Party Transactions and Director Independence,” (i) Mr. Gary’s relationships with entities controlled by Mr. Carl C.

Icahn described under “Proposal 1 – Election of Directors” and that Mr. Gary is married to Mr. Carl C. Icahn’s wife’s daughter, and (ii) Mr. Brett Icahn’s relationships with entities controlled by Mr. Carl C. Icahn described under “Proposal 1 – Election of Directors” and that Mr. Brett Icahn is the son of Mr. Carl C. Icahn.

Composition of Our Board

Pursuant to our restated certificate of incorporation, the office of President and/or Chief Executive Officer, on the one hand, and the position of the chairperson of the board of directors, on the other hand, generally cannot be held by the same person. However, upon the death, resignation or termination of the chairperson, President and/or Chief Executive Officer, our board of directors has the ability to combine these positions for a limited period of time in order to allow our board of directors time to select a successor.

Risk Oversight

Our board of directors is responsible for overseeing the Company’s risk management process. The board of directors focuses on the Company’s general risk management strategy, the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The board of directors has delegated to the Audit Committee oversight of certain aspects of the Company’s risk management process. Among its duties, the Audit Committee will periodically review and discuss with management the Company’s major risk exposures with respect to the Company’s accounting and financial reporting policies and procedures and the measures management has taken to monitor, measure and control such exposures and elicit recommendations for the improvement of the Company’s risk assessment and mitigation procedures. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board as appropriate, including when a matter rises to the level of a material risk. The Company’s management is responsible for day-to-day risk management.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our board leadership structure supports this approach.

Meetings of the board of directors and its Committees

In the fiscal year 2012, the following individuals served as directors of our company: James Nelson, Brett M. Icahn, Hunter C. Gary, Jay Firestone and Lady Barbara Judge, CBE. Lady Judge resigned from her position on the board of directors and its committees effective January 16, 2013. The board of directors appointed Kevin Lewis to fill the vacancy created by Lady Judge’s resignation.

The board of directors met 11 times during the fiscal year ended December 31, 2012 and each of our directors attended at least 75 percent of the total number of meetings of the board of directors and all committees of the board of directors on which he or she served. During fiscal year 2012, the independent directors of the board of directors met in executive session during each of the board of directors’ quarterly regular meetings and at such other board of directors and committee meetings as the independent directors elected.

The board of directors has a standing Audit Committee, Compensation Committee, Governance and Nominating Committee and Strategic Alternatives Committee. The Board is composed entirely of “independent” directors, as such term is defined in the NASDAQ Stock Market Rules. In addition, the Audit Committee is composed entirely of “independent” directors as such term is defined in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

The board of directors has adopted a charter for each of the standing committees (other than the strategic alternatives committee) that addresses the make-up and functioning of such committee. The board of directors has also adopted corporate governance guidelines, a code of business conduct that applies to all of our employees, officers and directors and a code of ethics (included in the code of business conduct) that applies specifically to senior financial officers. The charters for each of the three standing committees, the corporate governance guidelines, and the code of business conduct, are all publicly available on our website at www.motricity.com.

Audit Committee

Our board of directors has established a standing Audit Committee. The Audit Committee consists of three members: Jay A. Firestone, Hunter C. Gary and Brett M. Icahn, each of whom is a non-employee member of our board of directors. Mr. Firestone is the chairperson of our Audit Committee. Our board of directors has affirmatively determined that Mr. Firestone, Mr. Gary and Mr. Icahn meet the definition of “independent directors” for purposes of serving on an audit committee under applicable SEC and the NASDAQ Stock Market rules. In addition, Mr. Firestone qualifies as our “audit committee financial expert.” A copy of our Audit Committee Charter can be found on our corporate website at www.motricity.com.

The Audit Committee met 7 times during the fiscal year 2012.

Audit Committee Report

In connection with the issuance of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 the audit committee:

1.	Reviewed and discussed with management the Company’s audited financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010;

2.	Discussed with Grant Thornton the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards (SAS) No. 61, as amended; and

3.	Requested and obtained from Grant Thornton the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the audit committee concerning independence, and has discussed with Grant Thornton its independence.

Based on the review and discussions referred to in paragraphs numbered (1)—(3) above, the audit committee recommended to our board of directors that the audited financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Respectfully Submitted by the

Audit Committee:

Jay A. Firestone, Chairperson

Hunter C. Gary

Brett M. Icahn

Governance and Nominating Committee and Recommendations of Director Candidates

Our board of directors has established a Governance and Nominating Committee. The Governance and Nominating Committee currently consists of three members: Mr. Gary, Mr. Icahn and Mr. Nelson, each of whom is a non-employee member of our board of directors. During the fiscal year 2012, the Governance and Nominating Committee consisted of Mr. Gary, Mr. Icahn and Lady Judge. Mr. Gary is the chairperson of our Governance and Nominating Committee. Our board of directors has affirmatively determined that Mr. Gary, Mr. Icahn and Mr. Nelson meet the definition of independent directors for purposes of serving on a governance and nominating committee under applicable SEC and the NASDAQ Stock Market rules.

In evaluating potential candidates for director, the Governance and Nominating Committee annually reviews and assesses the appropriate and desirable mix of characteristics, skills (including risk assessment skills), expertise and experience for the full Board and each committee, taking into account both current directors and all nominees for election as directors, as well as any diversity objectives and considerations. The Governance and Nominating Committee will consider stockholder recommendations for candidates for the Board using the same criteria.

The Governance and Nominating Committee met 4 times during the fiscal year 2012.

The Governance and Nominating Committee considers nominees for election or appointment to our board of directors that are recommended by stockholders. Such recommendations should be submitted in writing to the attention of the Governance and Nominating Committee, c/o Corporate Secretary, Motricity, Inc., 601 West 26th Street, Suite 415, New York, NY 10001.

Compensation Committee

Our board of directors has established a Compensation Committee. The Compensation Committee consists of three members: Mr. Gary, Mr. Nelson and Mr. Lewis, each of whom is a non-employee member of our board of directors. During the fiscal year 2012, the Compensation Committee consisted of Mr. Gary, Mr. Nelson and Lady Judge. Mr. Gary is the chairperson of our Compensation Committee. Our board of directors has affirmatively determined that Mr. Gary, Mr. Nelson and Mr. Lewis meet the definition of independent directors for purposes of serving on a compensation committee under applicable SEC and the NASDAQ Stock Market rules.

The Compensation Committee met 3 times during fiscal 2012.

Stockholder Communications with Directors

Stockholders may contact the Company’s board of directors by writing to them c/o The Blueshirt Group, 456 Montgomery Street, 11th Floor, San Francisco, CA 94104, Attention: Investor Relations Department. All communications addressed to the board of directors will be delivered to the board of directors. If stockholders desire, they may contact individual members of the board of directors, our independent directors as a group or a particular committee of the board of directors by appropriately addressing their correspondence to the same address. In each case, such correspondence will be delivered to the appropriate director(s).

Compensation Committee Interlocks and Insider Participation

Mr. Gary, Lady Judge and Mr. Nelson served as members of our Compensation Committee in the last fiscal year. Mr. Gary, Mr. Nelson and Mr. Lewis currently serve as members of our Compensation Committee. None of them is or has at any time been one of our officers or employees. None of our executive officers serves as a member of the Compensation Committee or board of directors of any other entity that has an executive officer serving as a member of our board of directors or Compensation Committee.

For additional information see the following sections of this Proxy Statement: “Certain Relationships and Related Party Transactions” and “Proposal 1—Election of Directors.”

For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Executive Compensation—Compensation Discussion and Analysis,” below.

Strategic Alternatives Committee

Our board of directors has established a Strategic Alternatives Committee to evaluate possible strategic options, including a spin-off, sale or other transaction involving our carrier business and mobile media and enterprise business. The Strategic Alternatives Committee consists of three members: Mr. Nelson, Mr. Firestone and Mr. Icahn, each of whom is a non-employee member of our board of directors. Mr. Nelson is the chairperson of our Strategic Alternatives Committee.

The Strategic Alternatives Committee met 26 times during fiscal 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities. Specific due dates for these reports have been established, and we are required to disclose any failure to file by these dates during fiscal year 2012. Our officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the fiscal year 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with other than as follows:

•

Each of our directors in 2012 (James Nelson, Brett M. Icahn, Hunter C. Gary, Jay Firestone and Lady Barbara Judge, CBE received a grant of 111,111 shares of restricted stock on October 15, 2012 and each should have filed a Form 4 on or before October 17, 2012. As of the date of this proxy statement, none of these individuals has filed a Form 4 for the October 15, 2012 grants.

•

On October 15, 2012, each of Richard Stalzer and Nathan Fong received a grant of 460,000 stock options and each of Mr. Stalzer and Mr. Fong should have filed a Form 4 on or before October 17, 2012. As of the date of this proxy statement, neither Mr. Stalzer nor Mr. Fong has filed a Form 4 for the October 15, 2012 grants.

•

On January 16, 2013, Kevin Lewis became a director of the company. He should have filed a Form 3 on or before January 28, 2013. As of the date of this proxy statement, Mr. Lewis has not filed a Form 3.

Code of Ethics

We have a Code of Business Conduct and Ethics, which applies to all employees, officers and directors of Motricity and its direct and indirect subsidiaries. Our Code of Business Conduct and Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and applies to our Chief Executive Officer, Chief Financial Officer (who is both our principal financial and principal accounting officer), as well as all other employees. Our Code of Business Conduct and Ethics is posted on our website at www.motricity.com in the “Corporate Governance” section of our Investor Relations home page.

Attendance by Directors at the Annual Meeting of Stockholders

Our board of directors has scheduled a meeting of the board of directors in conjunction with the Annual Meeting. Our directors are encouraged to attend the Annual Meeting of stockholders on April 15, 2013.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

Set forth below are the name, age, position and a description of the business experience of each of the Company’s named executive officers as of December 31, 2012:

Name	Age	Position(s)
Richard Stalzer	49	Chief Executive Officer
Nathan Fong	48	Chief Financial Officer, Chief Operating Officer and Treasurer
Richard Sadowsky	56	Chief Administrative Officer, General Counsel and Secretary

Richard Stalzer, 49 years old, has served as our Chief Executive Officer since November 15, 2012. Prior to being appointed to this position, Mr. Stalzer served as the president of our mobile marketing and advertising division since January 2012. Before joining Motricity, Mr. Stalzer worked at Education Dynamics, a leader in helping higher education institutions find, enroll and retain students from July 2010 to September 2011. In his role as Chief Operating Officer, he was responsible for sales, marketing, product management, operations and business intelligence. Prior to Education Dynamics, Stalzer was at InterActive Corporation where he served as the President of Advertising Solutions from October 2006 to December 2009. While there, he was responsible for all media sales operations, marketing and sales development as well as sales for InterActive Corporation owned web properties.

Nathan Fong, 48 years old, has served as our Chief Financial Officer since June 12, 2012 and assumed the additional responsibility of Chief Financial Officer effective November 15, 2012. He joined Motricity from Atrinsic, Inc., a direct-to-consumer Internet search-marketing company, where he served as interim chief financial officer from February 2011 and chief executive officer from January 2012. Prior to joining Atrinsic, Inc., from 2008 to 2011, Mr. Fong served as executive vice president and chief financial officer of The Orchard Enterprise, Inc., an industry pioneer and innovator in digital media services. Mr. Fong served as chief financial officer of Rodale International, a global publisher of health and wellness books and magazines, from 2004 to 2007, and Discovery Networks International, a leading media and entertainment company from 2003 to 2007. Earlier in his career, he was divisional vice president of finance at Twentieth Century Fox International. On March 26, 2013, Mr. Fong notified the Company that he would resign from his positions of Chief Financial Officer, Chief Operating Officer and Treasurer, effective April 12, 2013.

Richard Sadowsky, 56 years old, has served as our Chief Administrative Officer and General Counsel since November 15, 2012. Mr. Sadowsky had been serving as the Company’s General Counsel since July 5, 2012. Mr. Sadowsky provided services to the Company pursuant to a secondment agreement with the law firm of SNR Denton US LLP from July 5, 2012 through December 31, 2012. Pursuant to an offer letter from the Company, Mr. Sadowsky became an employee of the Company effective January 1, 2013. Prior to joining Motricity, Mr. Sadowsky, was a partner with SNR Denton US LLP since 2002.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this compensation discussion and analysis is to provide information about the material elements of compensation for the named executive officers: the principal executive officer, principal financial officer, and the three other most highly compensated executive officers. At the end of fiscal year 2012, our named executive officers were:

•	Richard Stalzer, our Chief Executive Officer and former president of our mobile marketing and advertising business (“MMA”);

•	Nathan Fong, our Chief Financial Officer, Chief Operating Officer and Treasurer; and

•	Richard Sadowsky, our Chief Administrative Officer, General Counsel and Secretary.

Information about the material elements of compensation is also included for the following individuals who served as named executive officers earlier in fiscal year 2012:

•	James R. Smith, Jr., our former President and Interim Chief Executive Officer;

•	C. Stephen Cordial, our former Interim Chief Financial Officer and Treasurer; and

•	Charles P. Scullion, our former Chief Strategy Officer and Interim President of MMA.

On August 20, 2011, we appointed Mr. Smith, then our President and Chief Operating Officer, to the position of Interim Chief Executive Officer.

We appointed C. Stephen Cordial, a partner at Tatum, a division of SFN Professional Services LLC, a consulting and executive services firm, to the position of Interim Chief Financial Officer effective as of August 24, 2011. Mr. Cordial’s service as our Interim Chief Financial Officer ended in connection with our appointment of Mr. Fong as our Chief Financial Officer as described below.

In January 2012, we hired Richard Stalzer as President of our mobile marketing and advertising business and Mr. Charles Scullion, who was appointed our Chief Strategy and Administrative Officer in May 2011, resigned from his position for good reason.

On May 21, 2012 we entered into an employment offer letter with Nathan Fong pursuant to which Mr. Fong commenced serving as our Chief Financial Officer as of June 12, 2012. After a brief transition period, Mr. Cordial’s employment terminated on July 13, 2012.

On November 15, 2012, the employment of Mr. Smith was mutually terminated and Mr. Stalzer was appointed Chief Executive Officer. Mr. Fong was appointed Chief Operating Officer and also continues to serve in his position as Chief Financial Officer. Richard Sadowsky was appointed Chief Administrative Officer as well as General Counsel. Mr. Sadowsky began serving as an employee of the Company effective January 1, 2013. Each of Messrs. Stalzer, Fong and Sadowsky reports directly to Motricity’s Board of Directors.

On March 26, 2013, Mr. Fong notified the Company that he would resign from his positions of Chief Financial Officer, Chief Operating Officer and Treasurer, effective April 12, 2013.

Compensation Philosophy and Objectives

In accordance with past practice, our Compensation Committee continues to review and approve the compensation of our named executive officers and oversee and administer our executive compensation programs and initiatives. As we gain experience as a public company, the direction, emphasis and components of our executive compensation program will continue to evolve. We favor an empirical-based approach that involves benchmarking as well as consideration of best practices with respect to compensation and benefits.

Our executive compensation program is intended to balance short-term and long-term goals with a combination of cash payments and equity awards that we believe will motivate our executive officers. Our executive compensation program is designed to:

•	align the interests of our executive officers with stockholders by motivating executive officers to increase stockholder value and reward executive officers when stockholder value increases;

•	attract and retain talented and experienced executives that strategically address our short-term and long-term needs;

•	reward executives whose knowledge, skill and performance are critical to our success;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our stockholders; and

•	compensate our executives in a manner that motivates them to manage our business to meet our long-term objectives and create stockholder value.

Our executive compensation program rewards both team and individual accomplishments by emphasizing a combination of corporate results and individual accountability. A portion of total compensation is placed at risk through annual performance bonuses and long-term incentives. In the aggregate, the annual performance bonuses at target generally represent between 3% and 12% of the total target direct compensation (which consists of annual base salary and long-term and short-term incentives) for our named executive officers. Prior to 2012, our historic practice with regard to issuing long-term incentives has been to grant restricted stock at the time of hire or promotion. Long-term incentives, based on grant date fair value, generally represent between 57% and 95% of the total target direct compensation for our named executive officers.

In 2011, new long-term incentive grants represented between 0% and 57% of total compensation (base salary, target bonus and long-term equity) for our named executive officers. This combination of incentives was designed to balance annual operating objectives and our earnings performance with longer-term stockholder value creation. In 2011, our named executive officers were not eligible to receive bonus awards under our Amended and Restated 2011 Corporate Incentive Plan (the “2011 CIP”) as a result of the Company not achieving the target performance, in the aggregate, for our revenue, CIP Adjusted Net Income and discretionary performance metrics.

On May 17, 2012, the Compensation Committee approved the Company’s Corporate Incentive Plan for 2012 (the “2012 CIP”). The 2012 CIP is intended to aid in the retention of highly qualified employees by providing eligible employees with additional compensation for their contributions to the achievement of our financial objectives. In order to be eligible to participate in the 2012 CIP and receive a bonus award, a participant must be a full-time active employee and working in a bonus eligible position and must be actively employed and in good standing on the actual bonus pay date in order to receive a payout. The Committee set target bonuses that are structured by position or job level as a percentage of an eligible employee’s annual base salary. For all named executive officers and other eligible employees, the 2012 CIP provides that a portion of the target bonus is tied to the achievement of our EBITDA objectives and a portion is tied to the achievement of our revenue objectives and, if the minimum EBITDA and revenue objectives are met, a portion is discretionary as determined by the Compensation Committee and our chief executive officer and chief financial officer, provided that discretionary payouts for our chief executive officer and chief financial officer are determined solely by the Compensation Committee. Furthermore, payouts based on the achievement of EBITDA and revenue objectives cannot exceed 150% of the portion of the target bonus tied to such objective.

We seek to provide competitive compensation that is commensurate with performance. In the past, we have generally targeted compensation at the median for companies of a similar size in the software and mobile data services industry (based on revenues, market capitalization and other financial metrics) and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when performance goals are exceeded.

To ensure we maintain our position to market, it has been our historical practice (prior to our initial public offering in June 2010) to review compensation data as well as best practices with respect to compensation and benefits on an annual basis to ensure executive compensation remains within the relative range noted above. See the section captioned “Short-Term Incentives” for a more detailed discussion of our annual bonus program. See the section captioned “Compensation Committee Procedures” for a more detailed discussion of the Compensation Committee’s use of compensation consultants.

We also seek to promote a long-term commitment to us by our executives. We believe that there is great value to us in having a team of long-tenured, seasoned managers. Our team-focused culture and management processes are designed to foster this commitment. In addition, the vesting schedule attached for awards is generally based upon continued employment over four years, and is intended to retain our executives and reinforce this long-term orientation. Our form of non-qualified stock option agreement for senior management under the Amended and Restated 2010 Long Term Incentive Program described below (the “2010 LTIP’) sets forth stock ownership guidelines which require named executive officers to own, within five years of the date of the grant of an option, stock equal in value to at least one and one-half times the executive’s annual base salary (determined as of the last day of the fifth year following the grant date). Failure of an executive to achieve the ownership guidelines within the specified timelines will result, in the discretion of the Compensation Committee, in forfeiture of the option.

In May 2012, the Compensation Committee as a result of management turnover in 2011 and restructuring of the Company, after consulting with its independent compensation consultant, Frederic W. Cook & Co, reviewed and revised the ownership guidelines for the named executive officers to require that our chief executive officer is required to own, by September 2016, stock equal in value to at least three times the chief executive officer’s annual base salary and that the other named executive officers are required to own, by September 2016, stock equal in value to at least one times such named executive officer’s annual base salary. Furthermore, under the revised guidelines, no named executive officer shall be permitted to transfer shares of our common stock obtained on vesting in restricted stock or exercise of an option other than to pay applicable federal and state tax withholdings, unless such officer has satisfied the stock ownership guidelines by September 2016 and that any failure to satisfy the guidelines will be treated as a violation of the Company’s policies and procedures and, in the sole discretion of our board of directors, may give rise to termination for cause.

Compensation Committee Procedures

The Compensation Committee’s responsibilities and authorities are specified in the Compensation Committee’s Charter, which was approved by the board of directors on April 4, 2010 and revised and restated by the Compensation Committee on September 1, 2011. The Compensation Committee’s functions and authority include, but are not limited to, the review and approval of employment agreements, offer letters, severance and separation agreements, base salary, annual bonus and incentive, option and equity grants and other compensation and employment decisions for the following: employees with a base salary and bonus above a specified threshold, each executive officer of the Company including the named executive officers and such other senior officers as the Compensation Committee deems appropriate. In addition, the Compensation Committee is responsible for the evaluation of the performance of our Chief Executive Officer, oversight and administration of our equity plans and approval of non-customary compensation, equity grants, severance or other plans that are outside of the terms and conditions contained in the applicable plan and have an aggregate dollar value exceeding a specified threshold. The Compensation Committee is also responsible for the review and approval of all our human resources plans such as the 401(k) plan, health and welfare plans, recommending to the Board the compensation for our board of directors and any other matters delegated to the Compensation Committee by our board of directors.

Compensation Committee meetings are expected to be held at least quarterly to review and consider decisions on topics including, but not limited to: review and approval of bonus awards for the prior performance period under our CIP and the 2010 LTIP (described below). The chairperson of the Compensation Committee reports on Compensation Committee actions and recommendations at full meetings of our board of directors. The Compensation Committee meets outside the presence of all of our executive officers, including our named executive officers, to consider appropriate compensation for our Chief Executive Officer. During 2012, the Compensation Committee met outside the presence of all executive officers when discussing compensation matters pertaining to them and consulted with our Chief Executive Officer for compensation of executive officers other than himself. Our Chief Executive Officer reviews annually each other named executive officer’s performance with the Compensation Committee and recommends appropriate base salary, cash performance awards and grants of long-term equity incentive awards for all other executive officers for the Compensation Committee to consider. Based upon the recommendations of our Chief Executive Officer and in consideration of the objectives described above and the elements described below, the Compensation Committee considers the Chief Executive Officer’s recommendations and approves the annual compensation packages of our executive officers. The Compensation Committee also annually analyzes and reviews our Chief Executive Officer’s performance and determines any cash performance awards under the CIP and grants of long-term equity incentive awards based on its assessment of his performance with input from any independent consultants engaged by the Compensation Committee.

In order to ensure that we continue to remunerate our executives appropriately and align our compensation programs with the interest of our stockholders, the Compensation Committee retained Frederic W. Cook & Co. in connection with our IPO and we renewed its retention in February 2011 and April 2012, as our independent compensation consultant to review its policies and procedures with respect to executive compensation. In addition, the Compensation Committee utilizes the Company’s outside legal counsel to provide advice and assistance with respect to the terms and conditions of the Company’s executive employment and compensation related agreements and plans. Frederic W. Cook & Co. has assisted the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of peer companies and by providing guidance on industry best practices. The Compensation Committee retains the sole discretion to modify or terminate its relationship with Frederic W. Cook & Co., and to retain other outside advisors to assist the Compensation Committee in carrying out its responsibilities. This selection was made without the input or influence of management. Under the terms of its agreement with the Compensation Committee, Frederic W. Cook & Co. will not provide any other services to the Company, unless directed to do so by the Compensation Committee. During fiscal year 2012, Frederic W. Cook & Co. provided no services to the Company other than its advice to the Compensation Committee on executive compensation issues.

Compensation Risk Assessment

In April 2011, our Compensation Committee engaged Frederic W. Cook & Co. to conduct a risk-assessment of the Company’s compensation programs. As part of this assessment, Frederic W. Cook & Co. reviewed both cash incentive compensation plans and individual cash incentive awards for the presence of certain design elements that could incent employees to incur excessive risk, the ratio and level of incentive to fixed compensation, the amount of manager discretion, the percentage of compensation expense as compared to the business units revenues, and the presence of other design features that serve to mitigate potentially excessive risk taking, such as the Company’s clawback policy, stock ownership guidelines, multiple performance metrics, caps on individual or aggregate payments and similar features. After considering the results of the risk assessment, the Compensation Committee, in conjunction with Company management, concluded that the level of risk associated with the Company’s compensation programs is not reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

The Compensation Committee determines all components of executive compensation and considers the following elements (discussed in detail below) to promote our pay-for-performance philosophy and compensation goals and objectives:

•	base salary;

•	annual cash incentive awards linked to our overall performance;

•	grants of long-term equity-based compensation, such as options;

•	termination and change of control provisions; and

•	benefits generally available to employees.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers and other senior personnel with those of our stockholders.

Pay Mix

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this approach, we provide the executive with a measure of financial and job security, while motivating the executive to focus on business metrics that will produce a high level of short-term and long-term performance for the Company and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of metrics used for our annual performance bonus and long-term incentive program likewise provides an appropriate balance between short-term financial performance and long-term financial and stock performance.

For key executives, the mix of compensation is weighted more heavily toward at-risk pay (annual bonus incentives and long-term equity incentives). Initial incentive packages for our key executives were negotiated at the time of the employment offer. Equity incentives were viewed to be a critical element of the total compensation package and have historically been issued at the time of hire or promotion; although additional grants have been issued based upon individual circumstances. All incentives are aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay, during 2011, at approximately the 50th percentile of our competitive market.

On February 17, 2011, the Compensation Committee approved a peer group consisting of the following companies:

CommVault Systems Inc.	Comscore, Inc.	Concur Technologies, Inc.	Digital River Inc/DE	EBIX Inc.

EPIQ Systems Inc.	LivePerson Inc.	MicroStrategy Inc.	NetSuite Inc.	Neustar Inc.

PegaSystems Inc.	RightNow Technologies Inc.	Smith Miro Software Inc.	SolarWinds, Inc.	SuccessFactors, Inc.

Synchronoss Technologies, Inc.	Taleo Corp.	WebSense, Inc.

In May 2012, as the result of the Company’s restructuring, which commenced in the fall of 2011, the Compensation Committee approved an updated peer group consisting of the following companies:

American Software	AutoByTel	Bsquare	Carbonite	Cinidigm Digital

Digimarc	Egain Comm	Envivio	Local.com	Market Leader

Netsol Tech	Pervasive Software	Scientific Learning	Smith Micro	Soundbite

Synacor	Zix

Base Salary

The primary component of short-term compensation of our executive officers has historically been base salary. The base salary established for each of our executive officers is intended to reflect competitive wages for positions in companies of similar size and stage of development operating in the software and mobile data services industry, representing each individual’s job duties and responsibilities, experience, and other discretionary factors deemed relevant by our Chief Executive Officer and/or board of directors (or Compensation

Committee). Base salary is also designed to provide our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance. Our Chief Executive Officer makes recommendations for each executive’s base salary (including his own), based on our executives’ experience and with reference to the base salaries of similarly situated executives in the software and mobile data services industry, that are then reviewed and approved by the Compensation Committee.

Base salaries are reviewed during the first half of the fiscal year by our Compensation Committee, and may be recommended for adjustment from time to time based on the results of this review. In past years, the Compensation Committee, with guidance from our Chief Executive Officer, reviewed the performance of all executive officers, and based on this review and any relevant competitive market data (through salary survey information provided by our human resources department, informal discussions with recruiting firms and research), set the executive compensation package for each executive officer for the coming year.

Annual base salary increases have historically been based upon our pay-for-performance philosophy, whereby pre-determined quantitative and qualitative individual goals and objectives are established at the beginning of the performance period for named executive officers below the Chief Executive Officer, and measured and assessed at the end of the performance year. Based upon each individual’s performance rating and compensation range position, individuals are eligible for a merit increase based upon the established guidelines within budget for the performance year. The Compensation Committee determines whether to increase the base salaries of any of our named executive officers based upon its assessment of each named executive officers’ performance and utilizes recommendations from its independent compensation consultant. The base salaries paid to our named executive officers are set forth in the Summary Compensation Table below.

In addition, Mr. Smith received a merit increase of his annual salary and equity grants. Mr. Smith’s offer letter was amended on April 19, 2011 to reflect increases in Mr. Smith’s annual base salary and target earnings opportunity percentage under our CIP. Mr. Smith’s annual base salary increased to $400,000, effective April 7, 2011, and his participation in our 2011 CIP increased to a target earnings opportunity of 75% of his annual base salary for 2011. On April 19, 2011 the Compensation Committee approved a 2011 bonus equity grant to Mr. Smith under the 2010 LTIP, pursuant to which he was issued an option to purchase 120,000 shares of common stock under the 2010 LTIP.

Short-Term Incentives

On an annual basis, or at the commencement of an executive officer’s employment with us, the Compensation Committee typically sets a target level of short term incentive compensation that is structured as a percentage of such executive officer’s annual base salary. Our executives participate in our annual CIP which ensures that short-term incentives are tied directly to our financial performance for the fiscal year. Depending upon corporate performance, an executive officer may receive from 0% up to 150% of his target incentive amount. These corporate performance objectives are designed to be challenging but achievable. The performance metrics and objectives are weighted in a specific manner as defined by the Compensation Committee in the CIP.

The tables below illustrate the metrics, thresholds and potential awards for our named executive officers under the 2012 CIP.

2012 CIP. At this time, we are not disclosing the specific performance targets for the CIP Adjusted Net Income and revenue metrics set forth above because disclosure of the specific targets under the CIP would signal areas of strategic focus and give competitors harmful insight into the direction of our business. On May 17, 2012, the Compensation Committee approved the 2012 CIP. The 2012 CIP is intended to aid in the retention of highly qualified employees by providing eligible employees with additional compensation for their contributions to the achievement of our financial objectives. In order to be eligible to participate in the 2012 CIP and receive a bonus award, a participant must be a full-time active employee and working in a bonus eligible position and must be actively employed and in good standing on the actual bonus pay date in order to receive a payout. The

Committee set target bonuses that are structured by position or job level as a percentage of an eligible employee’s annual base salary. For all named executive officers and other eligible employees, the 2012 CIP provides that a portion of the target bonus is tied to the achievement of the Company’s consolidated net income before interest income and expense, provision for income taxes, depreciation and amortization (“EBITDA”) objectives and a portion is tied to the achievement of our revenue objectives and, if the minimum EBITDA and revenue objectives are met, a portion is discretionary as determined by the Committee and our chief executive officer and chief financial officer, provided that discretionary payouts for our chief executive officer and chief financial officer are determined by the Compensation Committee. Furthermore, payouts based on the achievement of EBITDA and revenue objectives cannot exceed 150% of the portion of the target bonus tied to such objective.

We are committed to the long-term success and growth of our enterprise and disclosing short-term objectives would run counter to both our compensation and business philosophy of focusing on long-term goals and, as a result, could result in confusion for investors. As we gain experience as a public company, we will continue to assess whether the disclosure of specific performance metrics will cause us competitive harm. The 2012 targets above may not be changed from those previously established, except with the written consent of the Compensation Committee. Pursuant to the terms of the CIP, participation in the plan is at the Company’s discretion and the Compensation Committee retains the discretion to alter, modify or amend the plan. These bonuses are intended to annually reward executive officers who have a positive impact on corporate results.

In addition, the Compensation Committee may adjust performance measures, targets and payout ranges due to extraordinary or nonrecurring events, such as significant financings, equity offerings or acquisitions. We believe that establishing competitive cash bonus opportunities helps us attract and retain qualified and highly skilled executives, and allows our executives to fully focus on the business objectives without the burden of considering potential loss of wealth due to extenuating circumstances.

The 2012 CIP provides that if the Compensation Committee determines that the calculations underlying the targets were incorrect (including but not limited to mistakes in the Company’s audited financial statements for the year), then the Compensation Committee may either adjust bonus awards (upward or downward) or, with respect to officers that are reporting persons pursuant to Section 16(a) of the Exchange Act, recover all (or a portion) of a bonus award. This includes stated thresholds for minimum payout for the EBITDA and revenue financial targets of 80% and 95%, respectively. The 2012 CIP similarly incorporates graduated thresholds for incremental payouts commensurate with the three weighted performance categories ranging from 0% to 150%.

2012 CIP Metrics:

% of CIP EBITDA: Weighting 30%	CIP EBITDA Payout % of Target
less than 80%	—%
greater than or equal to 80%	30%
greater than or equal to 90%	60%
100%	100%
115%	125%
130%	150%

% of Revenue Target Achieved: Weighting 30%	Revenue Payout % of Target
less than 95%	—%
greater than or equal to 95%	60%
100%	100%
105%	125%
110%	150%

Our named executive officers’ threshold and maximum awards under the CIP are based upon pre-determined quantitative goals and objectives established at the beginning of the performance period, as noted above. Maximum achievement of the CIP was set at a level that significantly exceeded our business plan and had a low probability of payout. These metrics are measured and assessed at the end of the performance year. For fiscal year 2012, Messrs. Stalzer and Fong were eligible to receive on-target annual cash bonuses of 70% and 60%, respectively, of their fiscal year 2012 base salaries pro-rated for their actual period of employment with the Company. Messrs. Smith, Scullion and Cordial were not eligible for a bonus award under the 2012 CIP. For 2012, the Company did not achieve its minimum EBITDA target, but it did achieve its minimum revenue target. The Compensation Committee determined that, in light of these results, as well as the significant progress in repositioning the Company’s business, reducing expenses, implementing a new business plan and the individual contributions of Messrs. Stalzer and Fong, that it would be appropriate to pay bonuses under the 2012 CIP to each of them. Mr. Stalzer was awarded a bonus of 53% of his target bonus for 2012 and Mr. Fong was awarded a bonus of 60% of his target bonus for 2012, each pro-rated for the actual period of employment with the Company.

Long-Term Equity-Based Compensation

The Compensation Committee believes that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation package in equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term corporate success. Additionally, the Compensation Committee believes that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent. To that end, we have historically awarded equity-based compensation in the form of restricted stock and stock options. The Compensation Committee believes equity awards provide executives with a significant long-term interest in our success by rewarding the creation of stockholder value over time.

During March and April of 2011, the Compensation Committee approved grants of options to purchase shares of common stock under the 2010 LTIP to each of the named executive officers other than the chief executive officer at the request of the Company in connection with the annual evaluation of and retention considerations for each such named executive officer. The Compensation Committee anticipates issuing future annual equity grants to the named executive officers as a combination of market stock units and stock options which will be subject to performance and time vesting requirements.

The Compensation Committee after consideration of its equity compensation program and an evaluation of how best to align our executive’s interests with that of our stockholders adopted a new performance based vesting schedule for all grants of options to purchase our common stock made in October 2012 and after. In October 2012 the Compensation Committee approved the issuance to each of Mr. Stalzer and Mr. Fong of options to purchase 460,000 shares of common stock, subject to the following vesting schedule, which provides for a combination of performance and time based vesting: 25% of the shares subject to an option will vest in four equal installments on each anniversary of their employment date and 75% of the shares subject to the option will vest, subject to achieving certain price targets for our common stock, on the three year anniversary of their employment date. The price targets provide that the shares subject to the performance based vesting will vest if our common stock achieves three different pre-determined price objectives as determined by the Compensation Committee on the date of grant. The price objective requires that our common stock must achieve an average closing price for a 90 consecutive day period equal to the performance price target over the three year performance period. Once a performance price target is achieved for the requisite period, then the applicable portion of the shares will be vested on the three year anniversary of the grant date. In addition, the Compensation Committee adopted a new policy for employees that prohibits the pledging of shares of Common Stock or any equity award denominated in shares of the Company’s capital stock as collateral for investment purposes or otherwise.

Equity Incentive Plans

2004 Stock Plan. The 2004 Amended and Restated Stock Incentive Plan of Motricity, Inc. (the “2004 Motricity, Inc. Stock Plan”) provided grants of incentive stock options, non-qualified stock options, shares of stock and restricted stock to eligible participants, including executive officers, employees and directors. The purpose of the 2004 Motricity, Inc. Stock Plan was to provide equity incentives to selected participants, thereby creating a means to raise the level of stock ownership by eligible participants, to more closely align the interests of our executives, employees and directors with those of our stockholders.

The Compensation Committee will no longer make further grants under the 2004 Motricity, Inc. Stock Plan as a result of implementing and launching the Motricity, Inc. 2010 Long Term Incentive Plan in April of 2010. For further information about the 2004 Motricity, Inc. Stock Plan, we refer you to the complete copy of the 2004 Motricity, Inc. Stock Plan, which is incorporated by reference into this proxy statement/prospectus.

2010 Long-Term Incentive Plan

The Compensation Committee approved the terms of the Motricity, Inc. Amended and Restated 2010 Long-Term Incentive Plan, or the “2010 LTIP” and recommended it to the board of directors. The board of directors approved the 2010 LTIP on September 26, 2011, and the stockholders approved the 2010 LTIP on October 28, 2011. The 2010 LTIP provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2010 LTIP. The purpose of the 2010 LTIP is to provide incentives that will attract, retain and motivate highly competent officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. The following is a summary description of the 2010 LTIP and is qualified in its entirety by reference to the full text of the 2010 LTIP, which is set forth as Appendix A to our Definitive Proxy Statement filed with the SEC on September 27, 2011.

Administration. The 2010 LTIP is administered by the Company’s Compensation Committee and all actions taken with respect to the 2010 LTIP will be made in accordance with the Compensation Committee’s charter. For purposes of the 2010 LTIP, to the extent required by applicable law, it is intended that each member of the Compensation Committee qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “outside director” under Section 162(m) of the Code, and (c) an “independent director” under the rules of the principal U.S. national securities exchange on which our shares are listed. The Compensation Committee has full authority to administer and interpret the 2010 LTIP. Among the Compensation Committee’s powers are to determine the form, amount and other terms and conditions of awards, clarify, construe or resolve any ambiguity in any provision of the 2010 LTIP or any award agreement, amend the terms of outstanding awards and adopt such rules, forms, instruments and guidelines for administering the 2010 LTIP as it deems necessary or proper. All actions, interpretations and determinations by the Compensation Committee or by our board of directors are final and binding.

Available Shares. The aggregate number of shares of common stock which may be issued or used for reference purposes under the 2010 LTIP or with respect to which awards may be granted may not exceed 6,365,621 shares, which may be either authorized and unissued shares of common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2010 LTIP are for any reason canceled, or expire or terminate unexercised, or are settled in cash, the shares covered by such awards will again be available for the grant of awards under the 2010 LTIP.

Following the Section 162(m) “transition period” (as described in “Tax and Accounting Considerations” below), the maximum number of shares subject to any award of stock options, or stock appreciation rights (which are referred to herein as “SARs”), or shares of restricted stock, or other stock-based awards subject to the attainment of specified performance goals which may be granted during any fiscal year to any participant will be 266,666 shares per type of award, provided that the maximum number of shares issued in any one year period for all types of awards does not exceed 4% of the Company’s issued and outstanding shares of common stock. Except as otherwise required by the Code, there are no annual individual share limitations applicable to participants for restricted stock or other stock-based awards that are not subject to the attainment of specified performance goals. The maximum number of shares subject to any performance award during any fiscal year to any participant shall be 266,666 shares. The maximum value of a cash payment made under a performance award which may be granted with respect to any fiscal year to any participant shall be $5,440,000. The maximum value of cash payments made under performance awards granted with respect to any fiscal year to all participants shall be $14,104,670.

The foregoing share limitations imposed under the 2010 LTIP are subject to adjustment to the extent the Compensation Committee deems such adjustment appropriate and equitable to prevent dilution or enlargement of participants’ rights.

Eligibility for Participation. Members of our board of directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates are eligible to receive awards under the 2010 LTIP. The selection of participants is within the sole discretion of the Compensation Committee.

Award Agreement. Awards granted under the 2010 LTIP shall be evidenced by award agreements (which need not be identical) that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability, or vesting of awards or conditions regarding the participant’s employment, as determined by the Compensation Committee in its sole discretion. In May 2012, the Compensation Committee adopted a revised form of stock option agreement for our named executive officers which provides that any stock options issued to the named executive officers will vest as follows: (i) twenty-five percent (25%) of the shares subject to an option will vest in four (4) equal tranches on each anniversary of the vesting commencement date (i.e., 6.25%); and (ii) the remaining seventy-five percent (75%) of the shares subject to the option will vest on the third (3rd) anniversary of the applicable vesting commencement date, subject to the achievement of the following performance targets: thirty-three percent (33%) of seventy-five percent (75%) of the shares of our common stock subject to the option must achieve a target price of $2.00; thirty-three percent (33%) of seventy-five percent (75%) of the shares of our common stock subject to the option must achieve a target price of $4.00; and (iii) thirty-three percent (33%) of seventy-five percent (75%) of the shares of our common stock subject to the option must achieve a target price of $6.00. The target price of our common stock will be determined based upon the average of the closing prices of our shares of common stock on a nationally recognized securities exchange over a ninety (90) day period and if the shares are not so listed, the fair market value will be determined by our board of directors.

Awards Under the 2010 LTIP. The following types of awards are available under the 2010 LTIP:

Restricted Stock. The Compensation Committee may award shares of restricted stock. Except as otherwise provided by the Compensation Committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Compensation Committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period.

Recipients of restricted stock are required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar events or circumstances. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2010 LTIP and discussed in general below.

Stock Options. The Compensation Committee may grant non-qualified stock options and incentive stock options (only to eligible employees) to purchase shares of common stock. The Compensation Committee will determine the number of shares of common stock subject to each option, the term of each option (which may not exceed 5 years in the case of an incentive stock option granted to a 10% stockholder), the exercise price, the vesting schedule (if any), and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of common stock at the time of grant (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of such share’s fair market value). Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee at grant and the exercisability of such options may be accelerated by the Compensation Committee in its sole discretion. The 2010 LTIP specifically provides that an outstanding option may not be modified to reduce the exercise price nor may a new option at a lower price be substituted for a surrendered option, unless such action is approved by the stockholders of the Company. The maximum number of shares of common stock with respect to which incentive stock options may be granted under the 2010 LTIP is 6,365,621 shares.

Stock Appreciation Rights. The Compensation Committee may grant SARs either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable (which is referred to herein as a “Tandem SAR”), or independent of a stock option (which is referred to herein as a “Non-Tandem SAR”). A SAR is a right to receive a payment in shares of common stock or cash (as determined by the Compensation Committee) equal in value to the excess of the fair market value of one share of common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed 10 years. The exercise price per share covered by a SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of common stock on the date of grant in the case of a Non-Tandem SAR. The Compensation Committee may also grant “limited SARs,” either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of an event as the Compensation Committee may, in its sole discretion, designate at the time of grant or thereafter.

Other Stock-Based Awards. The Compensation Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards (including, without limitation, stock equivalent units or restricted stock units) under the 2010 LTIP that are payable in cash or denominated or payable in or valued by shares of common stock or factors that influence the value of such shares. The Compensation Committee shall determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals and/or a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2010 LTIP and discussed in general below.

Other Cash-Based Awards. The Compensation Committee, in its discretion, may grant awards payable in cash. Cash-based awards shall be in such form, and dependent on such conditions, as the Compensation Committee shall determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Compensation Committee may accelerate the vesting of such award in its discretion.

Performance Awards. The Compensation Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The Compensation Committee may grant performance awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, as well as performance awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of restricted stock (based on the then current fair market value of such shares), as determined by the Compensation Committee, in its sole discretion. Based on service, performance and/or such other factors or criteria, if any, as the Compensation Committee may determine, the Compensation Committee may, at or after grant, accelerate the vesting of all or any part of any performance award. The Compensation Committee has “negative discretion” to adjust bonus payments as permitted by Section 162(m) of the Code.

Performance Goals. The Compensation Committee may grant awards of restricted stock, performance awards, and other stock-based awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the Compensation Committee. These performance goals will be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following criteria selected by the Compensation Committee: (i) earnings per share; (ii) operating income; (iii) gross income; (iv) net income (before or after taxes); (v) cash flow; (vi) gross profit; (vii) gross profit return on investment; (viii) gross margin return on investment; (ix) gross margin; (x) operating margin; (xi) working capital; (xii) earnings before interest and taxes; (xiii) earnings before interest, tax, depreciation and amortization; (xiv) return on equity; (xv) return on assets; (xvi) return on capital; (xvii) return on invested capital; (xviii) net revenues; (xix) gross revenues; (xx) revenue growth; (xxi) annual recurring revenues; (xxii) recurring revenues; (xxiii) license revenues; (xxiv) sales or market share; (xxv) total stockholder return; (xxvi) economic value added; (xxvii) specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Compensation Committee in its sole discretion; (xxviii) the fair market value of a share of common stock; (xxix) the growth in the value of an investment in common stock assuming the reinvestment of dividends; or (xxx) reduction in operating expenses.

To the extent permitted by law, the Compensation Committee may also exclude the impact of an event or occurrence which the Compensation Committee determines should be appropriately excluded, including: (i) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (ii) an event either not directly related to our operations or not within the reasonable control of management; or (iii) a change in accounting standards required by generally accepted accounting principles. Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation Committee, in its sole discretion.

In addition, all performance goals may be based upon the attainment of specified levels of our performance (or subsidiary, division or other operational unit) under one or more of the measures described above relative to the performance of other corporations. The Compensation Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Acquisition Event. In the event of a merger or consolidation in which the Company is not the surviving entity, a transaction that results in the acquisition of substantially all of the Company’s outstanding common stock, or the sale or transfer of all or substantially all of the Company’s assets (collectively, an “Acquisition Event”), then the Compensation Committee may terminate all outstanding and unexercised options, SARs, or any other stock-based award that provides for a participant elected exercise by cashing out such awards upon the date of consummation of the Acquisition Event or by delivering notice of termination to each participant at least 20 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such participant shall have the right to exercise in full all of his or her outstanding awards contingent on the occurrence of the Acquisition Event.

Stockholder Rights. Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a stockholder with respect to shares of common stock covered by any award until the participant becomes the record holder of such shares.

Forfeiture and Clawback. Unless otherwise provided by the Compensation Committee in the governing award agreement, the 2010 LTIP provides that (a) in the event that the participant’s conduct meets the definition of “Cause” during the later of the 12-month period following exercise of an award or the 24-month period commencing on the date of vesting, distribution, or settlement of an award, the Company shall recover from the participant within the applicable period after such vesting, exercise, settlement, or distribution, an amount equal to any gain realized on such award, and (b) if the participant engages in conduct that meets the definition of “Cause” then all outstanding awards terminate and expire.

Unless otherwise provided by the Compensation Committee in the governing award agreement, the 2010 LTIP also provides that in the event of a restatement of the Company’s financial statements that reduces the amount of any previously awarded performance award, where the performance goals would not otherwise have been met had the results been properly reported, the award will be cancelled and the participant will pay the Company an amount equal to any gain realized on such award within (a) 24 months preceding such financial restatement for any participant who has a position with the Company as a vice president, senior vice president, executive officer or named executive officer or (b) 12 months preceding such financial restatement for all other participants.

Ownership Guidelines and Holding Period. The 2010 LTIP contains ownership guidelines that have changed due to turnover in management and change in the Company’s business. In May 2012, we updated the ownership guidelines for the named executive officers to require that our chief executive officer is required to own, by September 2016, stock equal in value to at least three times the chief executive officer’s annual base salary and that the other named executive officers are required to own, by September 2016, stock equal in value to at least one times such named executive officer’s annual base salary. Furthermore under the revised guidelines, no named executive officer shall be permitted to transfer shares of our common stock obtained on vesting in restricted stock or exercise of an option other than to pay applicable federal and state tax withholdings, unless such officer has satisfied the stock ownership guidelines within 5 years of grant and that any failure to satisfy the guidelines will be treated as a violation of the Company’s policies and procedures and, in the sole discretion of our board of directress, may give rise to termination for cause.

Amendment and Termination. Notwithstanding any other provision of the 2010 LTIP, our board of directors may at any time amend any or all of the provisions of the 2010 LTIP, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2010 LTIP, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability. Awards granted under the 2010 LTIP are generally nontransferable (other than by will or the laws of descent and distribution), except that the Compensation Committee may provide for the transferability of non-qualified stock options in an award agreement at the time of grant or thereafter to certain family members.

Our executives are eligible for the following benefits on the same basis as other eligible employees:

•	health insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance;

•	short-term and long-term disability; and

•	a 401(k) plan with matching contributions.

Moreover, our named executive officers may be eligible for other benefits and perquisites based upon individual circumstances.

We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees. Our named executive officers will be eligible for those benefits typically available to all of our employees and shall be subject to the terms and conditions of the governing plans. Our Compensation Committee retains the right to amend or terminate such plans.

Policy Regarding Claw Back of Incentive Compensation

In fiscal year 2011, the Compensation Committee incorporated a clawback policy into the Company’s 2011 CIP pursuant to which named executive officers and other 2011 CIP participants will be required to return incentive compensation paid to them if the financial results upon which the awards were based are restated and has further expanded the scope of the clawback through an amendment to the plan. This claw back policy is also incorporated into the 2012 CIP. See “Short-Term Incentives” for a further description of the clawback feature of the 2012 CIP. In addition, the 2010 LTIP provides that in the event of a restatement of the Company’s financial statements that reduces the amount of any previously awarded performance award, where the performance goals would not otherwise have been met had the results been properly reported, the award will be canceled and the participant will pay the Company an amount equal to any gain realized on such award. See “2010 Long Term Incentive Plan” for a further description of the clawback feature of the 2010 LTIP.

Employment Agreements and Severance and Change of Control Benefits

We believe that a strong, experienced management team is essential to the best interests of the Company and our stockholders. We recognize that the possibility of a change of control could arise and that such a possibility could result in the departure or distraction of members of the management team to the detriment of our Company and our stockholders. We have entered into employment agreements or offer letters with our named executive officers. Our former executive officers other than Mr. Scullion and Mr. Cordial had employment agreements that provided for the payment of a sale bonus based upon the price of the transaction to assist in maximizing the sale price and further minimizing employment security concerns arising in the course of negotiating and completing a significant transaction. In connection with his appointment as the Company’s Interim Chief Executive Officer, Mr. Smith’s offer letter was amended on August 21, 2011 to, among other things, remove in its entirety Mr. Smith’s right to a “Sale Completion” bonus upon a sale of the Company. These benefits are quantified in the section captioned “Employment Agreements.”

To focus our executive officers on their duties rather than potential distractions from a change of control of our Company, the Compensation Committee adopted an Executive Officer Severance/Change in Control Plan on March 16, 2011 and amended the plan effective May 30, 2012. Currently, Messrs. Stalzer, Fong and Sadowsky are eligible to participate in the plan if so designated by the Compensation Committee during the two year period following his or her date of initial eligibility for benefits thereunder. Under the plan as amended, any executive who participates in the plan who is terminated by the Company without cause will receive six months of continued base salary payments, and any executive who participates in the plan who is terminated by the Company without cause or by the executive for good reason within 12 months from a change in control will receive six months of continued base salary payments and accelerated vesting as to 75% of any unvested options, restricted stock or performance stock units.

Certain of the Company’s former named executive officers were also entitled to between six and 12 months of severance in the event their employment is terminated by the Company without cause or the named executive officer resigns for good reason not in connection with a change in control. These benefits are described in the section captioned “Employment Agreements.” Mr. Scullion resigned effective January 20, 2012, at which time he became entitled to receive his cash severance to be paid in equal installments over nine months and his restricted stock and stock options, all of which were unvested, were forfeited. Mr. Smith’s employment ended effective November 15, 2012, at which time he became entitled to receive his cash severance to be paid in equal installments over nine months and all of his restricted stock vested.

Tax and Accounting Considerations

Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the Chief Executive Officer and the three other most highly paid executive officers

(other than a company’s Chief Executive Officer and the Chief Financial Officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by the corporation before it was publicly held. The Compensation Committee’s policy will be to qualify compensation paid to executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee will have the right to authorize compensation that would not otherwise be deductible under Section 162(m) or otherwise when it considers it in our best interests to do so.

The Compensation Committee considers the manner in which Section 409A of the Code affects deferred compensation opportunities that we offer to our employees. Section 409A requires, among other things, that “non-qualified deferred compensation” be structured in a way that limits employees’ ability to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements to comply with Section 409A to the extent deemed necessary by the Compensation Committee.

The Compensation Committee does not believe that tax gross-ups, other than with respect to relocation expenses and other similar perquisites which necessitate a gross-up in order to make the executive whole from a tax perspective, paid by companies to their executive officers are in the best interests of stockholders. As a result, the Compensation Committee will not approve any employment agreement or compensation plan that provides our executive officers with a gross-up for federal and/or state income taxes that may arise under either Section 409A of the Code or the golden parachute excise tax rules of Section 280G of the Code.

Report of the Compensation Committee of the board of directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement/prospectus.

From the members* of the Compensation Committee of Motricity, Inc.:

Hunter C. Gary, Chairman

James L. Nelson

Kevin Lewis

*Lady Barbara Judge, CBE served on the Compensation Committee during 2012 and until her resignation from the board of dierctors and its committees effective January 16, 2013. Upon her resignation and the appointment of Kevin Lewis to the board of directors, effective as of January 16, 2013, Mr. Lewis filled the vacancy on the Compensation Committee.

Results of Stockholder Advisory Votes on Executive Compensation

Our board of directors, our Compensation Committee, and our management value the opinions of our stockholders. At our 2011 Annual Meeting of stockholders held on October 28, 2011, stockholders cast an advisory vote on the compensation of our named executive officers. More than 95% of the votes cast on the say-on-pay proposal were in favor of our named executive officer compensation. The board of directors and Compensation Committee reviewed the final vote results, and we did not make any changes to our executive compensation program as a result of the vote. Further, at our 2011 Annual Meeting, the stockholders cast an advisory vote on whether future say-on-pay votes should occur every one, two or three years. In the proxy statement provided to stockholders in connection with the 2011 Annual Meeting, our board of directors recommended that the stockholders vote in favor of an annual vote on this proposal and our stockholders approved, on an advisory basis, the holding of an advisory vote on executive compensation on an annual basis. Accordingly, we have determined that our stockholders should vote on a say-on-pay proposal each year.

2012 Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for services provided to us during the year ended, December 31, 2012.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Richard Stalzer,	2012	325,538		—	—	51,750	(5)	74,060	8,559	385,847
Chief Executive Officer and former president of MMA (4)	2011	—		—	—	—		—	—	—
	2010	—		—	—	—		—	—	—

Nathan Fong,	2012	167,115		—	—	58,650	(5)	81,900	7,979	233,744
Chief Financial Officer, Chief Operating Officer and Treasurer (6)	2011	—		—	—	—		—	—	—
	2010	—		—	—	—		—	—	—

Richard Sadowsky,	2012	137,500		—	—	—		—	—	137,500
Chief Administrative Officer, General Counsel and Secretary (7)	2011	—		—	—	—		—	—	—
	2010	—		—	—	—		—	—	—

James R. Smith, Jr.	2012	411,536	(8)	—	—	—		—	377,654	789,190
Former President & Interim Chief Executive Officer and Former Chief Operating Officer)	2011	381,998		—	—	687,564		—	646,604	1,716,166
	2010	331,997		—	1,309,987	—		197,206	2,081,091	3,920,281

C. Stephen Cordial (9)	2012	280,127		—	—	—		—	—	280,127
Former Interim Chief Financial Officer and Treasurer	2011	184,922		—	—	—		—	—	184,922
	2010	—		—	—	—		—	—	—

Charles P. Scullion (10)	2012	36,489		—	—	—		—	260,679	297,168
Former Chief Strategy Officer and Interim President of MMA	2011	220,932		—	360,000	785,687		—	362,572	1,729,191
	2010	—		—	—	—		—	—	—

(1)	Represents FASB ASC 718 grant date fair value of restricted share awards. Restricted share awards granted under the 2004 Motricity, Inc. Stock Plan were subject to double trigger vesting, where accrued vesting is quarterly over a four-year term, and where a second qualifying event has to trigger the actual vesting of shares. Restricted Share awards granted under the 2010 LTIP were subject to time- based vesting, 25% per annum.
(2)	Executive officers were not eligible to receive bonus awards under the 2011 CIP as a result of the Company not achieving the target performance, in the aggregate, for our revenue, CIP Adjusted Net Income and discretionary performance metrics. Bonus awards for 2012 were made under our 2012 CIP by our Compensation Committee, as described above under Compensation Discussion and Analysis.

(3)	All Other Compensation for the year 2012 for our named executive officers consisted of the following:

Name	Year	401(k) Match	Medical ($)	Restricted Stock Earnings ($)	Severance ($) (a)	Total of All Other Comp ($)
Richard Stalzer	2012	4,097	4,462	—	—	8,559
Nathan Fong	2012	1,688	6,291	—	—	7,979
Richard Sadowsky	2012	—	—	—	—	—
James R. Smith	2012	7,350	11,583	58,721	300,000	377,654
C. Stephen Cordial	2012	—	—	—	—	—
Charles P. Scullion	2012	547	1,382	—	258,750	260,679

(a)	These amounts reflect total severance to be paid to executive officers whose employment with the Company has terminated. Actual payments will be paid monthly over a period of nine to twelve months following the executive officer’s termination date.

(4)	Mr. Stalzer became employed by the Company effective January 23, 2012 and was named the Company’s Chief Executive Officer effective November 15, 2012.
(5)	Represents FASB ASC 718 grant date fair value of stock option awards, which vest as follows: 25% of the shares subject to the option will vest in four equal installments on each anniversary of the holder’s employment date, and 75% of the shares subject to the option will vest subject to achieving certain price targets for our common stock on the third anniversary of the vesting commencement date, subject to continued employment on those dates.
(6)	Mr. Fong became employed by the Company as its Chief Financial Officer effective June 12, 2012 and was appointed to the additional position of Chief Operating Officer effective November 15, 2012. On March 26, 2013, Mr. Fong notified the Company that he would resign from his positions of Chief Financial Officer, Chief Operating Officer and Treasurer, effective April 12, 2013.
(7)	Mr. Sadowsky began serving as the Company’s general counsel on July 5, 2012 pursuant to a secondment agreement with SNR Denton US where he was a partner, and he was appointed to the additional position of Chief Administrative Officer effective November 15, 2012. During 2012, Mr. Sadowsky was not an employee of the Company and was compensated by SNR Denton, who made his services available to the Company on a contract basis. He did not otherwise participate in the Company’s compensation structure Pursuant to an employment agreement, Mr. Sadowsky became an employee of the Company as of January 2, 2013.
(8)	The Company amended Mr. Smith’s offer letter on August 21, 2011 in connection with his appointment as Interim Chief Executive Officer. Mr. Smith’s employment with the company ended effective November 15, 2012. His salary includes his base salary through November 15, 2012 and a payout for his accrued holidays and vacation. For further discussion, see the section below captioned “Employment Agreements.”
(9)	In connection with Mr. Cordial’s appointment to the position of Interim Chief Financial Officer, the Company entered into an Interim Services Agreement with SFN Professional Services LLC, parent to Mr. Cordial’s direct employer Tatum. Mr. Cordial was not an employee of the Company and, therefore, he received a base salary but did not otherwise participate in the Company’s compensation structure. Mr. Cordial’s employment with the Company terminated in July 2013 2012.
(10)	Mr. Scullion became the Company’s Chief Strategy Officer effective May 12, 2011 and was later appointed Interim President of MMA. Mr. Scullion resigned effective January 20, 2012, at which time his restricted stock and stock options, all of which were unvested, were forfeited. His salary includes his base salary through January 20, 2012 and a payout for his accrued holidays and vacation. For further discussion, see the section below captioned “-Employment Agreements.”

2012 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2012 with respect to our named executive officers.

Name (2)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Awards (1)			Estimated Future Payouts Under Equity Incentive Awards			All other Stock Awards	All other Option Awards: Number of Securities Underlying Options (#)	Exercise Or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)
Richard Stalzer	10/15/2012	132,825	221,375	330,063					460,000	0.45	51,750
Nathan Fong	10/15/2012	63,000	105,000	157,800					460,000	0.45	58,650
Richard Sadowsky (2)
James R. Smith, Jr. (3)
C. Stephen Cordial (4)
Charles P. Scullion (5)

(1)	Amounts shown reflect the threshold, target and maximum payout amounts under the 2012 CIP. The target payout is equal to a percentage of each named executive officer’s eligible earnings (which generally means wages actually paid during the fiscal year). See the section captioned “Short-Term Incentives” for a detailed description of the named executive officer’s target CIP bonus opportunities. At threshold performance under the CIP, the named executive officers will receive 60% of their target payout, at target performance under the CIP the named executive officers will receive 100% of their target payout and at maximum performance the named executive officers will receive 150% of their target payout. No amounts are payable with respect to each metric if performance is below threshold and in order for a named executive officer to receive a bonus under the 2012 CIP, the Company’s actual performance must meet the threshold targets for both the revenue and EBITDA.
(2)	During 2012, Mr. Sadowsky was not an employee of the Company and was compensated by SNR Denton, who made his services available to the Company on a contract basis. He did not otherwise participate in the Company’s compensation structure
(3)	Mr. Smith’s employment ended effective November 15, 2012, on which date all of his unvested shares of common stock became vested.
(4)	Mr. Cordial was not an employee of the Company and, therefore, he received a base salary but did not participate in the Company’s compensation structure. Mr. Cordial’s employment terminated on July 13, 2012.
(5)	Mr. Scullion resigned effective January 20, 2012, at which time his restricted stock and stock options, all of which were unvested, were forfeited.

Outstanding Equity Awards at 2012 Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards of our named executive officers as of December 31, 2012 with respect to the named executive officer. The market value of the shares in the following table is the fair value of such shares at December 31, 2012.

	Option Awards					Stock Awards
Name (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (3)	Option Expiration Date	Number of shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Richard Stalzer		460,000		0.45	10/15/2022
Nathan Fong		460,000		0.45	10/15/2022
Richard Sadowsky (5)

(1)	Names excluded from this table are Messrs. Smith, Cordial and Scullion, whose employment terminated before the end of 2011. Mr. Smith’s employment terminated effective November 15, 2012, at which time all of his options became vested. Mr. Scullion resigned effective January 20, 2012, at which time his restricted stock and stock options, all of which were unvested, were forfeited. Mr. Cordial was not an employee of the Company and, therefore, he received a base salary but did not otherwise participate in the Company’s compensation structure.
(2)	The options vest as follows: 25% of the shares subject to the option will vest in four equal installments on each anniversary of the holder’s employment date and that 75% of the shares subject to the option will vest, subject to achieving certain price targets for our common stock, on the three year anniversary of the holder’s employment date, subject to the holder’s continued employment on those dates.
(3)	Represents grant date fair value per share.
(4)	Represents the product of multiplying the number of unvested restricted shares by the value of common stock of $0.41 as of December 31, 2012, the last day of our fiscal year. The closing price of the Company’s common stock on December 31, 2012 was $0.41 and, therefore, the options with an exercise price of $0.45 would have no value on that date.
(5)	During 2012, Mr. Sadowsky was not an employee of the Company and was compensated by SNR Denton, who made his services available to the Company on a contract basis. He did not participate in the Company’s compensation structure.

Options Exercised and Stock Vested

The following table sets forth certain information with respect to the vesting or exercise of stock options during the fiscal year ended December 31, 2012 with respect to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard Stalzer
Nathan Fong
Richard Sadowsky
James R. Smith, Jr. (1)	—	—	116,672	80,000
C. Stephen Cordial (2)	—	—	—	—
Charles P. Scullion (3)	—	—	—	—

(1)	Mr. Smith’s employment ended effective November 15, 2012, on which date all of his unvested shares of common stock became vested.
(2)	Mr. Cordial was not an employee of the Company and, therefore, he received a base salary but did not otherwise participate in the Company’s compensation structure. Mr. Cordial’s employment terminated on July 13, 2012.
(3)	Mr. Scullion resigned effective January 20, 2012, at which time his restricted stock and stock options, all of which were unvested, were forfeited.

Retirement Benefits & Non-qualified Deferred Compensation

We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our named executive officers, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis. The Compensation Committee may in its sole discretion determine to approve a performance-based matching contribution, subject to the Company’s achievement of certain financial metrics. For fiscal year 2011, Messrs. Scullion, Hebner, Leigh, and Smith each received matching contributions in the amounts of $2,372, $1,250, $1,500, and $501, respectively. We do not provide and do not intend to provide any non-qualified deferred compensation or defined benefit pension plans to any of our named executive officers or other employees. For fiscal year 2012, Messrs. Stalzer, Fong, Smith and Scullion each received matching contributions in the amounts of $4,097, $1,688, $7,350 and $547, respectively.

Employment Agreements

Richard Stalzer

Mr. Stalzer entered into an offer letter with the Company, effective January 23, 2012, pursuant to which he began serving as President of the Company’s mobile marketing and advertising business. His offer letter was amended effective November 15, 2012 to reflect his appointment to the position of Chief Executive Officer of the Company. Under the terms of the offer letter, Mr. Stalzer is entitled to an annual base salary of $345,000. Additionally, in accordance with the terms of the offer letter and the Company’s 2010 LTIP, the Compensation Committee of the board of directors approved the grant to Mr. Stalzer of options to purchase 190,000 shares of the Company’s common stock effective upon the completion of the Company’s rights offering. Additionally, Mr. Stalzer is eligible to participate in the Company’s 2012 CIP and is subject to non-disclosure, non-competition and non-solicitation covenants. If the Company terminates Mr. Stalzer’s employment without cause prior to January 23, 2014, he would receive 6 months of continued base salary payments. On May 22, 2012, we amended Mr. Stalzer’s offer letter. Pursuant to the amendment, Mr. Stalzer became entitled to receive options to purchase 460,000 shares of the Company’s common stock under the Company’s 2010 LTIP upon the completion of the Company’s rights offering. 25% of Mr. Stalzer’s options will vest in equal tranches on each of the first four anniversaries of Mr. Stalzer’s employment date, subject to continued employment on those dates, and 75% of his options will vest on the third anniversary of Mr. Stalzer’s employment date provided that certain stock price targets are achieved and subject to continued employment on that date.

Nathan Fong

On May 16, 2012 we entered into an employment offer letter with Nathan Fong, pursuant to which Mr. Fong commenced serving as the Company’s Chief Financial Officer as of June 12, 2012. Under the terms of Mr. Fong’s offer letter, Mr. Fong will be entitled to an annual base salary of $300,000. Additionally, in accordance with the terms of Mr. Fong’s offer letter and the 2010 LTIP, the Compensation Committee approved the grant to Mr. Fong of options to purchase 460,000 shares of our common stock, which were garneted shortly after the closing of the Company’s rights offering. 25% of Mr. Fong’s options will vest in equal tranches on each of the first four anniversaries of Mr. Fong’s employment date, subject to continued employment on those dates, and 75% of his options will vest on the third anniversary of Mr. Fong’s employment date provided that certain stock price targets are achieved and subject to continued employment on that date. Under the terms of Mr. Fong’s offer letter, Mr. Fong is eligible to participate in the 2012 CIP and is subject to non-disclosure, non-competition and non-solicitation covenants. Furthermore, under Mr. Fong’s offer letter, if we terminate Mr. Fong’s employment without cause, as defined in our Amended and Restated Executive Severance and Change of Control Plan, as amended, he would receive six months of continued base salary payments if he is terminated within two years of his eligibility thereunder. Mr. Fong’s offer letter was amended on November 15, 2012, to reflect his appointment to the position of Chief Operating Officer as well as Chief Financial Officer. The amendment to Mr. Fong’s offer letter also provides that Mr. Fong’s ceasing to serve as Chief Operating Officer shall not constitute termination for Good Reason under the Company’s Amended and Restated Executive Severance and Change of Control Plan. On March 26, 2013, Mr. Fong notified the Company that he would resign from his positions of Chief Financial Officer, Chief Operating Officer and Treasurer, effective April 12, 2013.

Richard Sadowsky

In connection with Mr. Sadowsky’s appointment to the position of General Counsel, the Company entered into a Secondment Agreement, dated July 1, 2012, with SNR Denton US LLP, the law firm in which Mr. Sadowsky was a partner from 2002 through 2012. On November 15, 2012, we appointed Mr. Sadowsky to the position of Chief Administrative Officer and entered into an employment offer letter with Mr. Sadowsky pursuant to which he became a full-time employee of the Company effective on January 1, 2013. Under the terms of Mr. Sadowsky’s offer letter, Mr. Sadowsky is entitled to an annual base salary of $285,000. Additionally, in accordance with the terms of Mr. Sadowsky’s offer letter and the 2010 LTIP, the Compensation Committee approved the grant to Mr. Sadowsky of options to purchase 225,000 shares of our common stock, 25% of which options will vest in equal tranches on each of the first four anniversaries of Mr. Sadowsky’s employment date, subject to continued employment on such dates and 75% of which options shall vest on the third anniversary of Mr. Sadowsky’s employment date provided that certain stock price targets are achieved subject to continued employment on such date. Under the terms of Mr. Sadowsky’s offer letter, Mr. Sadowsky is eligible to participate in the 2013 Corporate Incentive Plan and is subject to non-disclosure, non-competition and non-solicitation covenants. Furthermore, under Mr. Sadowsky’s offer letter, if we terminate Mr. Sadowsky’s employment without cause, as defined in our Amended and Restated Executive Severance and Change of Control Plan, as amended, he would receive six months of continued base salary payments if he is terminated within two years of his eligibility thereunder.

James R. Smith, Jr.

Mr. Smith’s offer letter was signed and accepted as of January 8, 2009. The offer letter states that Mr. Smith is entitled to an annual base salary of $332,000 payable in equal installments on the 15th and the last day of each month. Under the terms of the offer letter, Mr. Smith was entitled to participate in our CIP with a prorated target earnings opportunity of 55% of his annual base salary. Mr. Smith was also be eligible to participate in our equity incentive plans and is currently provided medical, health and dental insurance coverage for himself and his dependents. Based upon satisfaction of the terms of his relocation commitment, Mr. Smith received a restricted stock award of 333,333 shares under the 2004 Motricity, Inc. Stock Plan. He also received a grant of an additional 66,666 shares on February 9, 2010, because he was an active employee in good standing on January 8, 2010, the one-year anniversary of his start date with the Company. Mr. Smith’s agreement stated that he would be eligible for a “Sale Completion” bonus, should the Company be sold during the term of his employment, but no Sale Completion bonus is payable if he is terminated prior to the sale of the Company. Mr. Smith’s employment was terminated on November 15, 2012, and in accordance with his offer letter, and contingent upon his execution of a release and waiver of claims in favor of the Company, Mr. Smith will receive his monthly base salary in effect at the time of termination, along with continued health coverage, for a period of nine months. The offer letter specifies that, during his employment with us and for nine months thereafter, Mr. Smith will not engage in specified competitive activities or solicit our customers or interfere with our business. Mr. Smith’s offer letter states that he is subject to the terms and conditions of our non-disclosure agreement and that he shall not serve as a member of another board without prior approval from the Chief Executive Officer. Mr. Smith’s offer letter was amended on May 19, 2010 in connection with the Company’s stock becoming publicly traded for purposes of Section 409A of the Code. Mr. Smith’s offer letter was further amended on April 19, 2011 to reflect increases in Mr. Smith’s annual base salary and target earnings opportunity percentage under our CIP. Mr. Smith’s annual base salary increased to $400,000, effective April 7, 2011, and his participation in our 2011 CIP increased to a target earnings opportunity of 75% of his annual base salary for 2011. In 2011, our named executive officers were not eligible to receive bonus awards under our 2011 CIP as a result of the Company not achieving the target performance, in the aggregate, for our revenue, CIP Adjusted Net Income and discretionary performance metrics. On April 19, 2011 the Compensation Committee approved a 2011 bonus equity grant to Mr. Smith under the 2010 LTIP. Mr. Smith was issued an option to purchase 120,000 shares of common stock under the 2010 LTIP.

Mr. Smith’s offer letter was further amended on August 21, 2011 in connection with his appointment as the Company’s Interim Chief Executive Officer. The amendment removes in its entirety Mr. Smith’s right to a “Sale Completion” bonus upon a sale of the Company and provides for a broader definition of “good reason.”

On November 15, 2012, we mutually agreed with Mr. Smith to terminate his employment as Interim Chief Executive Officer. In connection with Mr. Smith’s termination, on November 21, 2012, the Company and Mr. Smith entered into a release agreement (the “Smith Release Agreement”), effective November 15, 2012 setting forth the terms of Mr. Smith’s mutually agreed upon termination. Pursuant to the release agreement, Mr. Smith agreed to unilaterally release the Company from all claims arising out of his employment with the Company or the cessation thereof (other than claims arising pursuant to the Smith Release Agreement). In consideration for such release and in accordance with the terms of his offer letter, the Company agreed to pay Mr. Smith severance equal to the gross amount of $300,000, along with continued health coverage, for a period of nine months. Furthermore, in accordance with the terms of the Smith Release Agreement and the terms of Restricted Stock Grant Agreements dated March 3, 2009 and February 11, 2010, all of Mr. Smith’s restricted shares of the Company’s common stock vested and became non-forfeitable as of November 15, 2012. Following his termination, Mr. Smith remains subject to certain non-disclosure and non-solicitation covenants with the non-solicitation obligations continuing for two years from the date of termination. If there is a breach of the Smith Release Agreement by Mr. Smith, among other things, Mr. Smith would forfeit his rights to the severance payments thereunder.

C. Stephen Cordial

In connection with Mr. Cordial’s appointment to the position of Interim Chief Financial Officer, the Company entered into an Interim Services Agreement with SFN Professional Services LLC, parent to Mr. Cordial’s direct employer Tatum (“SFNPS”), dated August 24, 2011, which sets forth the terms and conditions of the services that Mr. Cordial will provide to the Company. Pursuant to the services agreement, the Company will pay SFNPS a fee of $43,400 per month for Mr. Cordial’s services. The Company or SFNPS may terminate the services agreement at any time, provided that SFNPS must provide the Company with 15 days advance written notice, subject to certain exceptions. Pursuant to the services agreement, SFNPS agrees not to solicit our employees or interfere with our business and agrees to be bound by certain confidentiality terms. A non-disclosure and intellectual property protection agreement executed by Mr. Cordial and attached as an exhibit to the services agreement specifies that during his employment with us Mr. Cordial will not engage in specified competitive activities and for two years following his termination, he agrees not to solicit our customers or interfere with our business. The non-disclosure and intellectual property protection agreement states that Mr. Cordial is further subject to the confidentiality and invention assignment terms and conditions. On May 16, 2012 we entered into an employment offer letter with Nathan Fong pursuant to which Mr. Fong commenced serving as our Chief Financial Officer as of June 12, 2012. Mr. Cordial’s employment terminated on July 13, 2012.

Charles P. Scullion

Effective January 20, 2012, Mr. Scullion resigned for good reason from his employment with the Company. Pursuant to Mr. Scullion’s release agreement, Mr. Scullion agreed to release the Company from all claims arising out of his employment with the Company or the cessation thereof (other than claims arising pursuant to the release agreement). In consideration for such release and in accordance with the terms of Mr. Scullion’s employment agreement, the Company agreed to pay Mr. Scullion severance in the gross amount of $258,750 to be paid in equal installments over nine months following the effective date of the his release agreement. Mr. Scullion remains subject to certain non-disclosure and non-solicitation covenants. Further, his restricted stock and stock options, all of which were unvested, were forfeited. Mr. Scullion entered into an employment agreement with the Company effective May 12, 2011 for an initial 2 year term, which automatically renewed for successive one year periods unless either the Company or Mr. Scullion provided at least 90 days prior written notice of intent to terminate the employment agreement earlier. Under the terms of the amended agreement, Mr. Scullion was entitled to an annual base salary of $345,000. Mr. Scullion was entitled to participate in the 2011 CIP, with a target earnings opportunity of 70% of his annual base salary. In 2011, our named executive officers were not eligible to receive bonus awards under our 2011 CIP as a result of the Company not achieving the target performance, in the aggregate, for our revenue, CIP Adjusted Net Income and discretionary performance metrics. In consideration of Mr. Scullion’s relocation from Texas to the state of Washington by July 31, 2011, he received $290,000 as reimbursement of relocation costs subject to forfeiture under the terms of the Company’s relocation program. Mr. Scullion also received commuting expenses for the period from his hire through his permanent relocation. Additionally, in accordance with the terms of his employment agreement, on May 12, 2011, our Compensation Committee approved the grant to Mr. Scullion under the terms of our 2010 LTIP of options to purchase 193,500 shares of common stock at $9.00 per share and 40,000 shares of restricted stock, each award to vest in pro-rata equal installments on each of the first four anniversaries of the effective date of the employment agreement, all of which shares and options were forfeited in connection with Mr. Scullion’s resignation.

Non-Disclosure Agreements

In addition to the restrictive covenants contained in their offer letters and employment agreements, each of the named executive officers have agreed to comply with our non-disclosure and non-competition agreement (the “Non-Disclosure Agreement”) on the following terms, respectively:

Name	Employment Document	Non- Disclosure Agreement	Non-Compete	Non- Solicitation Period Length	Intellectual Property Protection
James R. Smith, Jr.	Offer Letter	Yes	9 Months	9 Months	1 Year
C. Stephen Cordial	Interim Services Agreement	Yes	N/A	2 Years	1 Year
Richard Stalzer	Offer Letter	Yes	1 Year	2 Years	1 Year
Charles Scullion	Employment Agreement	Yes	1 Year	2 Years	1 Year
Nathan Fong	Offer Letter	Yes	1 Year	2 Years	1 Year
Richard Sadowsky	Offer Letter	Yes	1 year	2 Years	1 Year

Each of the named executive officers also agrees that the remedy of damages for any breach by him of the provisions of either the employment agreement, offer letter or the Non-Disclosure Agreement is inadequate and that we may be entitled to injunctive relief, without posting any bond, and each agrees not to oppose granting of such relief on the grounds that the damages would adequately compensate us.

Potential Payments Upon Termination Without Cause or For Good Reason and without a Change of Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his employment had been terminated without cause or had the employee terminated for good reason on December 31, 2012 and a change of control had not occurred on or prior to that date. Amounts below reflect potential payments pursuant to the employment agreements and offer letters for such named executive officers. The employment of each of Messrs. Smith, Cordial and Scullion was terminated during fiscal year 2012 and the actual benefits that were paid out to Messrs. Smith and Scullion are disclosed above in the section captioned “Employment Agreements.” No amounts were paid out to Mr. Cordial in connection with the termination of his employment.

Name of Executive Officer	Cash Severance Benefits ($)		Continued Health Benefits ($)	Value of Accelerated Equity Awards ($)	Total ($)
Richard Stalzer	172,500	(1)			172,500
Nathan Fong (3)	150,000	(1)			150,000
Richard Sadowsky (2)

(1)	Represents six months of such named executive officer’s annual base salary.
(2)	During 2012, Mr. Sadowsky was not an employee of the Company and was compensated by SNR Denton, who made his services available to the Company on a contract basis. He did not otherwise participate in the Company’s compensation structure.
(3)	On March 26, 2013, Mr. Fong notified the Company that he would resign from his positions of Chief Financial Officer, Chief Operating Officer and Treasurer, effective April 12, 2013.

Potential Payments Upon Termination Without Cause or for Good Reason in connection with a Change of Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers if his employment had been terminated without cause or had the employee terminated for good reason on December 31, 2012 in connection with a change of control. Amounts below reflect potential payments pursuant to the amended employment agreements and offer letters for such named executive officers. The employment of each of Messrs. Smith, Cordial and Scullion was terminated during fiscal year 2012 and the actual benefits that were paid out to Messrs. Smith and Scullion are disclosed above in the section captioned “Employment Agreements.” No amounts were paid out to Mr. Cordial in connection with the termination of his employment.

Name of Executive Officer	Cash Severance Benefits ($)		Continued Health Benefits ($)	Value of Accelerated Equity Awards ($) (3)	Total ($)
Richard Stalzer	172,500	(1)	—	—	172,500
Nathan Fong (4)	150,000	(1)	—	—	150,000
Richard Sadowsky (2)

(1)	Represents six months of such named executive officer’s annual base salary.
(2)	During 2012, Mr. Sadowsky was not an employee of the Company and was compensated by SNR Denton, who made his services available to the Company on a contract basis. He did not otherwise participate in the Company’s compensation structure.
(3)	Represents accelerated vesting of 75% of each named executive officer’s unvested options, restricted stock and performance stock awards in accordance with the terms of the award agreements where 75% of the unvested securities vest upon a change of control. Options subject to performance vesting vest only if the performance targets have been met as of the date of the change of control. The closing price of the Company’s common stock on December 31, 2012 was $0.41 and, therefore, the options with an exercise price of $0.45 would have no value on that date.
(4)	On March 26, 2013, Mr. Fong notified the Company that he would resign from his positions of Chief Financial Officer, Chief Operating Officer and Treasurer, effective April 12, 2013.

Change of Control with Continued Employment

The following table sets forth the quantitative estimates of the benefits to be received by each named executive officer, if a change of control had occurred on December 31, 2012 and each named executive officer continued his employment with the Company. Amounts below reflect potential payments pursuant to the employment agreements and offer letters for such named executive officers. The employment of each of Messrs. Smith, Cordial and Scullion was terminated during fiscal year 2012 and the actual benefits that were paid out to Messrs. Smith and Scullion are disclosed above in the section captioned “Employment Agreements.” No amounts were paid out to Mr. Cordial in connection with the termination of his employment.

Name of Executive Officer	Cash Benefit ($) Sale Bonus	Value of Accelerated Equity Awards ($) (1)	Total ($)
Richard Stalzer	—	—	—
Nathan Fong (2)	—	—	—
Richard Sadowsky (3)	—	—	—

(1)	Represents accelerated vesting of 75% of each named executive officer’s unvested options, restricted stock and performance stock awards in accordance with the terms of the award agreements where 75% of the unvested securities vest upon a change of control. Options subject to performance vesting vest only if the performance targets have been met as of the date of the change of control. The closing price of the Company’s common stock on December 31, 2012 was $0.41 and, therefore, the options with an exercise price of $0.45 would have no value on that date.

(2)	On March 26, 2013, Mr. Fong notified the Company that he would resign from his positions of Chief Financial Officer, Chief Operating Officer and Treasurer, effective April 12, 2013.
(3)	During 2012, Mr. Sadowsky was not an employee of the Company and was compensated by SNR Denton, who made his services available to the Company on a contract basis. He did not otherwise participate in the Company’s compensation structure.

Director Compensation

To date, we have provided cash compensation to non-employee directors for their services as directors or members of committees of the board of directors. We have reimbursed and will continue to reimburse such non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

In accordance with our Compensation Committee Charter, our Compensation Committee has adopted a compensation program for such non-employee directors, or the “Non-Employee Director Compensation Policy.”

On April 29, 2011, the Compensation Committee approved and recommended to the board of directors, which subsequently approved board compensation effective through May 1, 2012 that is deemed to be competitive with the market for non-employee director’s compensation. Such non-employee board members shall receive the following cash compensation: $30,000 annually; the chairperson of the board will receive an additional fee earned of $20,000; the chairperson of each of the Audit Committee and Compensation Committee will receive an additional $15,000 and the chairperson of the Governance and Nominating Committee will receive an additional $10,000. Each of the members of the Audit Committee, Compensation Committee and Governance and Nominating Committee, excluding the chair positions, will receive an additional $5,000. In addition, the Compensation Committee approved and recommended to the board of directors, which subsequently approved, the granting of restricted stock equal in value to $140,000 to each non-employee director as part of their annual compensation. In connection with the initial public offering of our common stock, the Compensation Committee approved and recommended to the board of directors, which subsequently approved, the increase of the restricted stock award from $120,000 to $140,000 in value to compensate the non-employee directors for the additional responsibilities associated with the Company’s stock becoming publicly traded. In October 2012 the Compensation Committee recommended and the board of directors subsequently adopted a reduction in stock based compensation for non-employee board members that provides for an annual grant of $50,000 worth of restricted stock that vests on the one year anniversary of issuance. Additionally, non-employee director members of special committees received a one-time special retainer of $10,000 for their service until April 29, 2011, and non-employee directors received a special meeting fee of $1,500 per meeting for attendance at more than eight meetings of 30 minutes or longer of the board of directors or any committee on which they serve between May 1, 2011 and September 30, 2011. Such special meeting fees were eliminated effective September 30, 2011 and the members of the three special committees of the board of directors instead received an annual retainer of $10,000 for 2011 for each such special committee they served on. In January 2012 the board of directors designated its strategic alternatives committee as a standing committee of the board of directors with the chairman receiving an annual cash compensation of $15,000 and each member other than the chairman receiving an annual cash compensation of $5,000. The non-employee director compensation policy also provides that non-employee directors must own a number of shares equal to some multiple of their cash retainer within five years of joining our board of directors. This ownership guideline was revised in May, 2012 to require our non-employee members of the board to own three times their cash retainer within five years of joining our board of directors.

Below is a summary table of what our 2012 non-employee board members (other than directors receiving compensation from and appointed by our principal stockholders) have received through December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Brett Icahn	60,000	50,000	—	—	10,753	120,753
Barbara Judge (Thomas) (3)	40,667	50,000	—	—	15,100	105,667
Hunter Gary	60,000	50,000	—	—	10,753	120,753
James L. Nelson	84,333	50,000	—	—	10,289	144,622
Jay A. Firestone	50,000	50,000	—	—	10,289	110,289

(1)	The value of Stock Awards represents the grant date fair value of such award. The fair value of Stock Awards, which are restricted stock, is based on the closing price of our common stock on the grant date.
(2)	Amounts in this column reflect income received as a result of restricted stock released throughout 2012.
(3)	Lady Barbara Judge, CBE served on the Company’s board of directors during the 2012 fiscal year,and she resigned from the board and its committees effective January 16, 2013.

All of our directors are eligible to participate in our 2010 LTIP and their compensatory equity grants will be granted under, and subject to the terms of, the 2010 LTIP.

Limitation of Liability and Indemnification Matters

We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Restated Certificate of Incorporation and By-laws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of March 4, 2013 certain information regarding the ownership of our common stock, by (1) each person known to us to beneficially own 5% or more of common stock; (2) each of our executive officers named in the 2012 Summary Compensation Table included herein; (3) each of our current executive officers and directors; and (4) all of our executive officers and directors as a group. With respect to executive officers named in the 2012 Summary Compensation Table, the employment of Messrs. Smith, Cordial and Scullion with Motricity has been terminated on or before the date of this table.

Beneficial ownership is determined in accordance with the rules of the SEC and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to applicable community property laws. Shares of Common Stock subject to options or warrants or other convertible securities that are currently exercisable or exercisable within 60 days of March 4, 2013 are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants or other convertible securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based upon 46,733,246 shares of common stock outstanding as of March 4, 2013.

Common Stock

Name	Amount and Nature of Beneficial Ownership		Percent of Class
Entities affiliated with Carl C. Icahn (1)	17,466,277		30.7%
c/o Icahn Associates Corp. 767 Fifth Avenue, 46th Floor New York, NY 10153

Directors and Named Executive Officers:
James R. Smith, Jr. (2)		(2)	*
Charles Scullion (3)		(3)	*
Hunter C. Gary (4)	135,450		*
Brett M. Icahn (5)	140,146		*
James L. Nelson (6)	127,978		*
Jay A. Firestone (7)	127,978		*
Kevin Lewis	0
C. Stephen Cordial (9)	0		*
Richard Stalzer (10)	28,750
Nathan Fong (11)	0		*
Richard Sadowsky	0
All directors and executive officers as a group (8 persons) (12)*	560,302		1.2%

(1)	Information in the table and this footnote is based upon information contained in a Schedule 13D filed with the SEC on October 19, 2012 by Mr. Carl C. Icahn and includes 10,684,238 shares of Common Stock issuable upon exercise of warrants beneficially owned by entities affiliated with Mr. Carl C. Icahn. As of October 11, 2012, Mr. Carl C. Icahn had shared voting power and shared dispositive power with regard to 6,782,039 shares.
(2)	On November 15, 2012, Mr. Smith’s employment with Motricity was terminated. Therefore, Motricity is unable to determine Mr. Smith’s beneficial ownership.
(3)	Effective January 20, 2012, Mr. Scullion resigned from his employment. Therefore, Motricity is unable to confirm Mr. Scullion’s beneficial ownership.
(4)	Includes 10,339 shares of restricted stock (see the section captioned “Executive Compensation—Long-Term Equity-Based Compensation” for a description of the vesting of the restricted stock) and 14,000 shares of Common Stock.
(5)	Includes 10,339 shares of restricted stock (see the section captioned “Executive Compensation—Long-Term Equity-Based Compensation” for a description of the vesting of the restricted stock), 18,696 shares of Common Stock, and 206 shares of Common Stock issuable upon the exercise of a warrant.
(6)	Includes 16,867 shares of restricted stock (see the section captioned “Executive Compensation—Long-Term Equity-Based Compensation” for a description of the vesting of the restricted stock).
(7)	Includes 16,867 shares of restricted stock (see the section captioned “Executive Compensation—Long-Term Equity-Based Compensation” for a description of the vesting of the restricted stock).
(8)	Mr. Lewis joined the board of directors on January 16, 2013.
(9)	Motricity appointed C. Stephen Cordial, a partner at Tatum, a division of SFN Professional Services LLC, a consulting and executive services firm, to the position of Interim Chief Financial Officer effective August 24, 2011. Mr. Cordial’s employment terminated on July 13, 2012. Therefore, Motricity is unable to confirm Mr. Cordial’s beneficial ownership.
(10)	Motricity appointed Richard Stalzer to the position of President, Mobile Marketing and Advertising effective January 23, 2012.
(11)	Motricity appointed Nathan Fong to the position of Chief Financial Officer effective June 12, 2012. On March 26, 2013, Mr. Fong notified the Company that he would resign from his positions of Chief Financial Officer, Chief Operating Officer and Treasurer, effective April 12, 2013.
(12)	All directors and executive officers as a group does not include the following individuals whose employment with Motricity has ended: Messrs. Scullion, Cordial and Smith.

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

Relocation Arrangements

In July 2011, in consideration of his relocation to Bellevue, Mr. Charles P. Scullion, our former Chief Strategy Officer and interim President of the Company’s mobile marketing and advertising business who resigned effective January 20, 2012, received $290,000 as reimbursement of relocation costs, subject to forfeiture under the terms of the Company’s relocation program. Mr. Scullion also received commuting expenses for the period from his hire through his permanent relocation.

Arrangement with Icahn Sourcing LLC

Icahn Sourcing LLC (“Icahn Sourcing”) is an entity formed and controlled by Mr. Carl C. Icahn in order to leverage the potential buying power of a group of entities which Mr. Carl C. Icahn either owns or with which he otherwise has a relationship in negotiating with a wide range of suppliers of goods, services, and tangible and intangible property. We are a member of this buying group and, as such, are afforded the opportunity to purchase goods, services and property from vendors with whom Icahn Sourcing has negotiated rates and terms. In return, Icahn Sourcing may disclose certain information to the vendors regarding our historic usage and future needs with respect to particular goods and services. Icahn Sourcing does not guarantee that we will purchase any goods, services or property from any such vendors and we are under no legal obligation to do so. Our agreement with Icahn Sourcing specifies no fees will be paid by either party to the other with respect to the buying group arrangement and that we may terminate our participation in the arrangement at any time. We have purchased a variety of goods and services as a member of the buying group at prices and on terms that we believe are more favorable than those which would be achieved on a stand-alone basis.

Conversion of Series H Preferred Stock

On January 3, 2011, all remaining shares of our Series H preferred stock were, at our option, converted into 2,348,182 shares of our common stock. Approximately 2,343,486 of those shares were issued to Koala Holding LP, an entity controlled by Mr. Carl C. Icahn, and 4,696 of those shares were issued to Mr. Brett M. Icahn, in each case on account of the Series H preferred stock held by them. Pursuant to the terms of our certificate of incorporation, dividends ceased to accrue on the shares of Series H preferred stock and all rights associated with the Series H preferred stock terminated.

Term Loan

We entered into a $20 million term loan with High River Limited Partnership (“High River”) on September 16, 2011 and subsequently amended the terms of the term loan on November 14, 2011 and on February 28, 2012. The term loan accrues interest at 9% per year, which is paid-in-kind quarterly through capitalizing interest and adding it to the principal balance, is secured by a first lien on substantially all of our assets and is guaranteed by two of our subsidiaries, mCore International and Motricity Canada. The principal and interest are due and payable at maturity on August 28, 2013. We used the proceeds of the term loan to pay the amounts outstanding under our credit facility with Silicon Valley Bank and to provide additional working capital. The term loan provides High River with a right to accelerate the payment of the term loan if we experience an ownership change (within the meaning of Section 382 of the Code) that results in a substantial limitation on our ability to use our NOLs and related tax benefits or if the shares of any preferred stock become redeemable at the option of the holders or if we are required to pay the liquidation preference for such shares. On May 10, 2012, we further amended the terms of the term loan and High River agreed to provide us with a $5 million revolving credit facility. No amounts were borrowed under the revolving credit facility which was terminated upon the completion of our recent rights offering on October 11, 2012.

High River is beneficially owned by Mr. Carl C. Icahn, a beneficial holder, as of March 4, 2013, of approximately 30.4% of our outstanding shares of Common Stock, controls approximately 14.5% of the voting power of our common stock and holds approximately 95.5% of the outstanding shares of our Series J preferred stock, which has limited voting rights. Mr. Brett M. Icahn, a director of the Company, is the son of Mr. Carl C. Icahn, and Mr. Hunter C. Gary, a director of the Company, is married to Mr. Carl C. Icahn’s wife’s daughter. The term loan as amended with High River was unanimously approved by the disinterested directors of the Company’s board of directors.

Corporate Opportunities Waiver

In order to address potential conflicts of interest between us and the funds affiliated with New Enterprise Associates, Inc. and Technology Crossover Ventures, and Koala Holding LP, and any person or entity affiliated with these investors (each, an “Exempted Investor”), our restated certificate of incorporation contains provisions regulating and defining the conduct of our affairs after the completion of our initial public offering as they may involve each Exempted Investor and its officers, directors or employees, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with each such investor.

Our restated certificate of incorporation provides that no Exempted Investor is under any duty to present any corporate opportunity to us which may be a corporate opportunity for such Exempted Investor or any officer, director or employee thereof and us and each Exempted Investor or any officer, director or employee thereof will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder or director by reason of the fact that such Exempted Investor pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us. For purposes of our Restated Certificate of Incorporation, “corporate opportunities” include business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of each Exempted Investor or its officers or directors will be brought into conflict with our self-interest. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock will be deemed to have consented to these provisions of our restated certificate of incorporation.

Rights Offering

On July 24, 2012, we launched a rights offering pursuant to which we distributed to holders of record of our common stock at the close of business on July 23, 2012 one transferable subscription right per share of common stock owned. Each subscription right, subject to certain limitations, entitled the holder thereof to subscribe for a unit consisting of 0.02599 shares of 13% Redeemable Series J preferred stock and 0.21987 warrants to purchase a share of common stock at a subscription price of $0.65 as well as an over-subscription privilege. Mr. Carl C. Icahn and his affiliates were given the opportunity to participate in the rights offering on the same terms and conditions as all of our other stockholders. Mr. Carl C. Icahn and his affiliates collectively exercised their basic subscription privilege and over-subscription privilege in full. Immediately following the consummation of the rights offering, Mr. Carl C. Icahn beneficially owned approximately 30.7 % of the Company’s Common Stock, controlled approximately 14.7% of the voting power of its Common Stock, and held 1,146,131 shares of Series J preferred stock, or approximately 95.5% of that class of stock, which class has limited voting rights.

Policies and Procedures for Related Party Transactions

Our Audit Committee Charter requires the Audit Committee to review and approve in advance any proposed related party transactions. We require our directors and executive officers to report any potential related party transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person will be disclosed in our periodic filings as appropriate.

Our board of directors has adopted a written policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy, as modified by further delegation from the board of directors to the Audit Committee, requires that a “related person” (any party satisfying the definition of such term as defined as in paragraph (a) of Item 404 of Regulation S-K) since the beginning of the Company’s last fiscal year or during the three year period prior to the date of the “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest) must submit to the Audit Committee for consideration at the next committee meeting any such related person transaction. The Audit Committee will determine whether the transaction is likely to be significant to the assessment of the independence of a director and if it is found to be significant, the Audit Committee shall advise the board of directors of the transaction and any relevant information. No related person transaction will be consummated or will continue without the approval or ratification of the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest.

PROPOSALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to federal securities laws, any proposal by a stockholder to be included in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”) must be received at the Company’s executive offices at 601 West 26th Street, Suite 415, New York, NY 10001, no later than the close of business on December 1, 2013 and must otherwise comply with the SEC’s rules and our Bylaws, to be considered for inclusion in our proxy materials relating to our 2014 Annual Meeting. Proposals should be sent to the attention of the Corporate Secretary.

If you intend to present a proposal at next year’s 2014 Annual Meeting, or if you want to nominate one or more directors but will not seek to include such proposal or nomination in our proxy statement for that meeting, you must give timely notice thereof in writing to the Corporate Secretary at 601 West 26th Street, Suite 415, New York, NY 10001 no later than the close of business on January 15, 2014 and no earlier than the close of business on December 16, 2013 at the address above. Pursuant to the Company’s By-laws, in order for business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must give written notice of such stockholder’s intent to bring a matter before the annual meeting no later than ninety days prior to the first anniversary of the preceding year’s annual meeting and no earlier than one hundred twenty days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is convened more than thirty days prior to or delayed by more than thirty days after such anniversary date, or if no annual meeting was held in the preceding year, notice must be received no later than the close of business on the later of the 90th day prior to the meeting or the 15th day following the day on which public announcement of the date of such meeting is made.

You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant By-Law provisions regarding the requirements for making stockholder proposals and nominating director candidates.

GENERAL

Report of the Audit Committee

The information set forth in this Proxy Statement under the caption “Report of the Audit Committee of the board of directors” shall not be deemed to be (i) incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the Company expressly incorporates such information by reference, or (ii) “soliciting material” or “filed” with the SEC.

Stockholders Sharing an Address

Only one proxy statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. You may make a written or oral request by sending a written notification to the Secretary, Motricity, Inc., 601 West 26th Street, Suite 415, New York, NY, 10001, stating your name, your shared address, and the address to which we should direct the additional copy. If multiple stockholders sharing an address have received one copy of this proxy statement and would prefer us to mail each shareholder a separate copy of future mailings, you may send notification to or call our executive office. Additionally, if current stockholders with a shared address received multiple copies of this proxy statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made by mail or telephone call to our executive office.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the board of directors James L. Nelson Chairman of the board of directors

April 1, 2013

AVAILABLE INFORMATION

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the financial statements and the financial statement schedules thereto, both of which are being mailed on or before the date hereof for your convenience and are available without charge upon written request to: Motricity, Inc., c/o The Blueshirt Group, 456 Montgomery Street, 11th Floor, San Francisco, CA 94104, Attention: Investor Relations Department.

ANNUAL MEETING OF STOCKHOLDERS OF

MOTRICITY, INC.

April 15, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.motricity.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20530330000000000000 8	041513

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends a vote “FOR” each of the listed nominees 1. Election of five directors nominated by the Board of Directors.

The Board of Directors recommends a vote “FOR” Proposals 2 and 3.

2.   Proposal to ratify the selection of Grant Thorton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

						FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ James L. Nelson ¡ Jay A. Firestone ¡ Hunter C. Gary ¡ Brett M. Icahn ¡ Kevin Lewis

				3.	Proposal to approve, on an advisory basis, the compensation of Motricity’s named executive officers.	☐	☐	☐

Note:  The transaction of such other business as may properly come before the Annual Meeting and any adjournment thereof.

      Said attorneys and proxies, or their substitutes (or if only one, that one), at said meeting, or any adjournments or postponements thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

      Receipt is acknowledged of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying such Notice and the Annual Report of stockholders for the fiscal year ended December 31, 2012.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

☐

MOTRICITY, INC.

PROXY

Annual Meeting of Stockholders April 15, 2013

(Solicited on Behalf of the Board of Directors)

The undersigned common stockholder of Motricity, Inc. hereby appoints each of Nathan Fong and Richard Sadowsky as the attorney and proxy of the undersigned, with full power of substitution and revocation, to represent and vote on behalf of the undersigned all of the shares of common stock of the Company that the undersigned is entitled in any capacity to vote if personally present at the 2013 Annual Meeting of Stockholders to be held at Brown Rudnick LLP, Seven Times Square, New York, NY, 10036, on Monday, April 15, 2013 at 2:00 p.m. Eastern Daylight Time, and at any postponements or adjournments thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXY HOLDER(S) AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS AND ANY POSTPONEMENTS AND ADJOURNMENTS THEREOF.

(Continued and to be signed on the reverse side.)
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